UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
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Filed by a Party other than the Registrant ☐

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THE ENSIGN GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

WHEN À	WHERE	WHO CAN VOTE	RECORD DATE

Thursday, May 16, 2024 at 10:00 a.m. PDT	Southland Care Center 11701 Studebaker Road Norwalk, California 90650	Owners of Ensign's issued and outstanding common stock as of the close of business on the record date.	March 21, 2024

Items of Business		Board Recommendation
1	Election of two nominees named in the proxy statement to serve on The Ensign Group's Board of Directors	☑	FOR each director nominee	See pg 3
2	Approval of the amendment to the Certificate of Incorporation to increase the size of The Ensign Group's Board of Directors to nine from eight	☑	FOR	See pg 13
3	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2024	☑	FOR	See pg 17
4	Advisory approval of the Company's named executive officer compensation	☑	FOR	See pg 37

We will also address any other business which may properly come before the Annual Meeting or any adjournment or postponement. Following the formal meeting, management intends to discuss our developments of the past year and respond to questions of general interest to stockholders.

How To Vote
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

Ensign’s Proxy Statement for the 2024 Annual Meeting of Stockholders (the “Proxy Statement”) and 2023 Annual Report on Form 10-K (the “2023 Form 10-K”) are available at www.proxyvote.com.

Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials in hand and follow the below instructions:

By Internet	:	You can vote your shares online at www.proxyvote.com

By Phone	(	You can vote your shares by calling 800-690-6903

By Mail	-	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided
Date of Mailing
April 5, 2024		Our intended date to mail a Notice of Internet Availability of Proxy Materials.
In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. If you are the registered holder of your shares and are viewing the Proxy Statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the Proxy Statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means that your shares are held of record by a broker, bank or other nominee, you should review the Notice used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the Annual Meeting.
THE ENSIGN GROUP, INC.
BY ORDER OF THE BOARD OF DIRECTORS
BARRY R. PORT
CHIEF EXECUTIVE OFFICER
San Juan Capistrano, California
Dated: April 5, 2024

PROXY STATEMENT
We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders a Notice of Internet Availability of Proxy Materials or "Notice" regarding the Internet availability of the proxy materials. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet if the preference to receive a paper copy was requested. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by going to www.proxyvote.com and following the instructions. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder elects otherwise.
The enclosed Proxy Statement is solicited by the Board of Directors (the "Board") of The Ensign Group, Inc., ("Ensign") a Delaware corporation, for use at the 2024 Annual Meeting of Stockholders (the Annual Meeting). Our principal executive offices are located at 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675. This proxy statement is first being made available to stockholders on or about April 5, 2024. When used in this Proxy Statement, the terms “we,” “us,” “our” or the “Company” refer to The Ensign Group, Inc. and its consolidated subsidiaries; however, The Ensign Group, Inc. is a holding company and all of our subsidiaries referenced herein are operated by separate, wholly-owned independent subsidiaries that have their own management, employees and assets. References herein to the consolidated "Company" and "its" assets and activities, as well as the use of “we,” “us,” “our” and similar words in this Proxy Statement are not meant to imply, nor should it be construed as meaning that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the subsidiaries are operated by the Ensign Group, Inc.
The expenses of preparing, assembling, printing and mailing the Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.
Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board.
Voting Securities and Vote Required
Holders of record of Ensign's common stock at the close of business on March 21, 2024 will be entitled to vote at the Annual Meeting. On that date, 56,904,585 shares of the Company's common stock were issued and outstanding. Each share of common stock is entitled to one vote on every matter submitted to the stockholders at the Annual Meeting. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented at the Annual Meeting by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal 1: Election of the two named director nominees will require the affirmative approval of a majority of the votes cast with respect to each director's election. A majority of votes cast with respect to a director's election means that the number of votes cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director's election, with abstentions and broker non-votes not counted as a vote cast either "FOR" or "AGAINST" that director's election. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the two named director nominees.
Proposal 2: Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. Because approval of the proposal requires a majority of the outstanding shares of common stock, abstentions and broker non-votes have the same effect as votes against the proposal. Properly executed, unrevoked proxies will be voted FOR Proposal 2, unless a vote against such proposal or abstention is specifically indicated in the proxy.
Proposals 3 and 4: The proposals referenced will require the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote at the meeting. In determining whether each proposal has received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against the proposals. Broker non-votes will not have an impact on the outcome of the proposals. Properly executed, unrevoked proxies will be voted FOR Proposals 3 and 4 unless a vote against such proposals or abstention is specifically indicated in the proxy.

Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting in person, you should vote by using one of the methods described in the Notice. You may vote your shares at the Annual Meeting by attending and voting in person, by voting via the Internet or by telephone as described in the Notice, or by having your shares represented at the Annual Meeting by a valid proxy.

While the vote on Proposal 4 is required by law, the vote is not binding, will not create or imply any change in the fiduciary duties of, nor impose any additional fiduciary duty on, us or our Board. However, the Compensation Committee of our Board will take into account the outcome of the advisory votes when considering future executive compensation decisions and the frequency of “say-on-pay votes”.

If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, the Notice of Annual Meeting, this Proxy Statement and our 2023 Form 10-K have been sent directly to you.

Please note that you cannot vote your shares by filling out and returning the Notice. The Notice does, however, include instructions on how to vote your shares.

OUR 2023 YEAR IN REVIEW
As 2023 progressed, our company maintained strong momentum on our mission to dignify post-acute care in the eyes of the world. Caregivers in our independent operations are dedicated to creating an atmosphere where residents and their families feel loved, informed and comfortable, while providing a high level of care. Our efforts and leadership have continued to foster patient care and professional competence at our independent subsidiaries and set a new industry standard for each patient we serve. Our 2023 and ongoing success is largely driven by our proven ability to build strong relationships with key stakeholders in local healthcare communities, in part, by leveraging our reputation for providing superior care. Accordingly, our unique organizational structure promotes the empowerment of local leadership and caregivers to make their independent operations the “operation of choice” in their communities. This is accomplished by allowing local leadership to discern and address the unique needs and priorities of healthcare professionals, customers and other stakeholders in the local community or market, and then work to create a superior service offering for, and reputation in, their particular community.

Operational Performance

Our operational performance highlights in 2023 include:

•Same Facility(1) occupancy at the end of the year is 79.9%.
•The strengthened relationships with our managed care partners and high quality clinical outcomes increased the volume in our combined same and transitioning facilities managed care revenue and managed care census over the prior year quarter.
•Same Facility(1) skilled mix remained strong as we continued to provide a high level of care.
•Third-party nursing agencies usage declined from prior year, representing a reduction in agency usage of 58% since its peak in December 2022.
•Net new hires increased over the course of the year while the employment for the skilled nursing sector declined by 9% since the start of the pandemic in 2020.

Financial Results

Our 2023 financial highlights include:

•Consolidated revenue was at an all-time high and up 23.3% compared to last year.
•Over the last five years, our total revenue increase represents a 16.3% compound annual growth rate (CAGR) and our diluted EPS growth represents a 27.4% CAGR.
•The Company’s liquidity remains strong. We generated cash flow from operations of $376.7 million with maintaining strong balance sheets.
•The Company continued its long history of paying and increasing dividends.

We are very proud by what we were able to accomplish in 2023 while dealing with so many unusual challenges that arose from the post-COVID environment and regulations, but we also know there is room for improvement and are excited about the enormous potential within our portfolio as we continue to apply our proven locally-driven healthcare model. When we consider the current health of our organization, combined with our culture and proven local leadership strategy, we are well-positioned to have another outstanding year in 2024.
1 Same Facility results represent all facilities purchased prior to January 1, 2020.

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company's business. Our governance structure is designed to enable independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.

Our Board continues to evaluate the Company’s corporate governance policies and practices to ensure that the right mix of individuals are present in our boardroom to best serve the stockholders we represent by ensuring effective oversight of our strategy and management. We are committed to maintaining the highest standards of corporate governance and have established a strong and effective framework by which the Company is governed and reviewed

The Company has a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms and each class as nearly equal in number as possible as determined by our Board. As a result, a portion of our Board will be elected each year.

Proposal 1:
Election of Directors

Recommendation of the Board:	FOR each director nominee	✓
Upon the recommendation of the Nominating and Corporate Governance Committee, our Board, including its independent directors, selected and approved Mr. Christopher R. Christensen and Mr. Daren J. Shaw as nominees for election as Class II directors, the class being elected at the Annual Meeting. Each nominee is to serve for a term of three years, expiring at the 2027 annual meeting of stockholders or until his successor is duly appointed or elected and qualified or until his earlier death, resignation or removal.

Mr. Christopher R. Christensen and Mr. Daren J. Shaw currently serve as members of our Board and if elected have agreed to continue to serve on the Board and on the committees set forth below. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. This proxy cannot be voted for a greater number of persons than two.

			Committee Membership
Name	Age	Director Since	Board of Directors	Audit Committee	Quality Assurance and Compliance	Nominating and Corporate Governance	Compensation
Christopher R. Christensen	55	1999	✓
Daren J. Shaw	67	2012	✓	Chair		✓	✓

Background information regarding the nominees and all other directors as of March 21, 2024, including some of the attributes that led to their selection, appears below. In addition, the Board firmly believes that the experience, attributes and skills of any single director nominee should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of which contributes to the function of an effective Board.

Determinations Regarding Director and Nominee Independence
The Company's common stock is listed on the NASDAQ Global Select Market. The NASDAQ Listing Rules require that a majority of the members of a listed company’s board of directors qualify as “independent”. After review of all of the relevant transactions or relationships between each director (and his or her family members) and us, our senior management and our independent registered public accounting firm, our Board has affirmatively determined that each of Drs. Ann S. Blouin and John O. Agwunobi, Ms. Swati B. Abbott, and Messrs. Daren J. Shaw and Barry M. Smith are "independent" within the meaning of the applicable NASDAQ Listing Rules.
Further, each member of our Board serving on our Audit Committee, Compensation and Nominating Committee and Corporate Governance Committee is “independent” within the meaning of the applicable NASDAQ Listing Rules and, as applicable, the Securities Exchange Act of 1934, as amended the Exchange Act.

NOMINEES AND DIRECTORS

The following biographical information sets forth certain information with respect to the nominees for election as well as the continuing directors whose terms expire at the annual meeting of stockholders in 2025 and 2026. The information is current as of March 21, 2024. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board in light of our business.

Nominees for Election to the Board of Directors

Class II Directors with Terms Ending at the 2027 Annual Meeting of Stockholders

Christopher R. Christensen	AGE	DIRECTOR SINCE	COMMITTEES
Co-founder, Executive Chairman and Chairman of the Board	55	Formation in 1999
Experience
Mr. Christensen assumed the role of President in 1999 and has been our Chief Executive Officer since April 2006. In May 2019, he transitioned to the position of Executive Chairman and the Chairman of the Board. Since the establishment of the company in 1999, Mr. Christensen has been a pivotal member of our Board of Directors. Mr. Christensen has been instrumental in guiding our company's growth and development since its inception. Before founding Ensign, he held the position of acting Chief Operating Officer of Covenant Care, Inc., a prominent long-term care provider based in California. Additionally, as a co-founder of both The Pennant Group, Inc. (NASDAQ: PNTG) and Care Trust REIT, Inc. (NASDAQ: CTRE), he assumed board roles for both companies upon their public listings and remains an active member of The Pennant Group's board from 2019 to present day. We believe that Mr. Christensen’s important role in our history, the creation of our culture, the financial discipline of our balance sheet and overall management of our company and its independent subsidiaries support the conclusion that he should serve as one of our directors and chairman.

Daren J. Shaw	AGE	DIRECTOR SINCE	COMMITTEES
Director	67	2012	Audit (Chair), Compensation and Nominating & Corporate Governance
Experience
Mr. Shaw has served as a member of our Board since March 2012. Mr. Shaw has served for more than 35 years in leadership capacities with several financial services firms. In 2019, he retired as a Managing Director of the Investment Banking Group at D.A. Davidson & Co., a middle-market full-service investment banking firm. While at D.A. Davidson & Co., Mr. Shaw served on the Senior Management Committee and board of directors and served as the lead investment banker in a wide variety of transactions, including public stock offerings, private placements, and mergers and acquisitions. Previously, Mr. Shaw served for 12 years with Pacific Crest Securities, in various roles, including Managing Director. Mr. Shaw also serves as a member of the board of directors of Profire Energy, Inc. (NASDAQ: PFIE). Mr. Shaw's previous leadership positions at numerous investment banking firms provide him with valuable financial understanding, and supports his role as Chair of our Audit Committee. We believe that Mr. Shaw’s extensive experience and leadership in working with financial institutions supports the conclusion that he should serve as one of our directors.

Continuing Members of the Board of Directors

Class III Directors with Terms Ending at the 2025 Annual Meeting of Stockholders

Ann S. Blouin	AGE	DIRECTOR SINCE	COMMITTEES
Director	71	2018	Quality Assurance and Compliance (Chair) and Nominating & Corporate Governance
Experience
Dr. Blouin has served as a member of our Board since November 2018. In 2018, Dr. Blouin retired from her position as Executive Vice President of Customer Relations and previous position as Executive Vice President of Accreditation and Certification Operations at The Joint Commission where she provided leadership in aligning the strategic and operating goals of the organization with its client base. The Joint Commission has accreditation and certification programs across the care continuum, including long-term care. With more than 30 years of health care administration, consulting and clinical nursing experience, Dr. Blouin has held key senior leadership positions at community teaching hospitals and academic medical centers. While serving in key leadership roles with the consulting firms of Deloitte LLP, Ernst & Young Global Limited, Cap Gemini SE and Huron Consulting Group, she worked with multiple health systems across the United States and Canada to help them improve operating cost efficiency and effectiveness, revenue management, care coordination, and quality and patient safety. Dr. Blouin is currently serving as President of PSQ Advisory, working with boards and senior leadership to deliver strategic guidance on patient care quality and safety for America's health systems, since 2018. In addition, Dr. Blouin also serves on the Institute for Healthcare Improvement Board of Directors and as an editorial advisor for the Journal of Nursing Administration. Dr. Blouin is an Assistant Professor at Loyola University of Chicago. Dr. Blouin earned her Doctor of Philosophy (PhD) in Nursing Sciences and Master in Business Administration (MBA) from the University of Illinois at Chicago. Dr. Blouin received her Master of Science in Nursing (MSN) from Loyola University of Chicago, and Bachelor of Science in Nursing (BSN) from Lewis University in Romeoville, Illinois. We believe that Dr. Blouin’s extensive experience and leadership supports the conclusion that she should serve as one of our directors.

Barry R. Port	AGE	DIRECTOR SINCE	COMMITTEES
Chief Executive Officer and Director	49	2019	Quality Assurance and Compliance
Experience
Mr. Port assumed the role of Chief Executive Officer in May 2019 while concurrently joining our Board. Prior to this, he served as Chief Operating Officer of Ensign Services, Inc., a wholly owned subsidiary specializing in consulting and management services for skilled nursing and senior living operations, from January 2012 to May 2019. Preceding this, Mr. Port held the position of President at Keystone Care, Inc., overseeing Texas facilities from March 2006 to December 2011. His earlier tenure includes serving as Chief Executive Officer at Bella Vita Health and Rehabilitation Center in Glendale, Arizona, a skilled nursing and assisted living campus, from March 2004 to March 2006. Mr. Port earned his Bachelors Degree from Brigham Young University and holds Masters Degrees in Business Administration and Health Administration from the W.P. Carey School of Business at Arizona State University. We believe that Mr. Port’s extensive operating experience, his leadership and business skills, support the conclusion that he should serve as one of our directors.

John O. Agwunobi	AGE	DIRECTOR SINCE	COMMITTEES
Director	59	2023	Audit Committee and Quality Assurance & Compliance

Dr. Agwunobi has held several positions in both the public and private sector. He assumed the role of Chief Executive Officer in March 2020 and Chairman in April 2020 at Herbalife Nutrition Inc., holding both positions until October 2022. Previously, Dr. Agwunobi served as Chief Health and Nutrition Officer at Herbalife, responsible for training, education, science strategy and product development since 2016. He has also served as Co-President of Herbalife from May 2018 to March 2020. Prior to joining Herbalife, Dr. Agwunobi was an independent consultant, advising a number of privately held health-related companies, including serving as an advisory board member of Shopko Stores Operating Co., LLC on behalf of the private equity firm Sun Capital Partners. He also served as a member of the board for Magellan Health Inc., a for-profit managed health care company, focused on special populations, complete pharmacy benefits and other specialty areas of healthcare from December 2014 to June 2019. From September 2007 to April 2014, Dr. Agwunobi served as Senior Vice President and President of Health and Wellness for Wal-Mart (NYSE: WMT) in the United States where he grew the business and provided insight and advice on the company’s health reform position. From December 2005 to September 2007, he served as the Assistant Secretary of Health for the U.S. Department of Health and Human Services, where he was responsible for disease prevention and health promotion. His responsibilities included the oversight of the Centers for Disease Control, National Institute of Health, the U.S. Food and Drug Administration, the Office of the U.S. Surgeon General, and numerous other public health offices and programs. Dr. Agwunobi currently serves as a director for Blue Bird Bio Inc., a post that he has held since June 2017. He is also currently serving as a member of the board of the U.S. African Development Foundation and has been serving in that capacity since 2008. We believe that Dr. Agwunobi's extensive experience in public health programs and governmental agencies relevant to the healthcare industry support the conclusion that he should serve as one of our directors.

Class I Directors with Terms Ending at the 2026 Annual Meeting of Stockholders

Barry M. Smith	AGE	DIRECTOR SINCE	COMMITTEES
Director	70	2014	Compensation Committee, Nominating & Corporate Governance (Chair), and Quality Assurance & Compliance
Experience
Mr. Smith has served as a member of our Board since 2014. He most recently served as Chairman and Chief Executive Officer of Magellan Health, Inc., the nation’s largest provider of behavioral health services and a leading national provider of radiology benefit management services, specialty pharmacy and prescription benefit management services, since 2013. He retired from Magellan at the end of 2019. He founded and served as Chairman, President and Chief Executive Officer of VistaCare, Inc., a national provider of hospice services, from 1996 to 2002, and he served as Chairman of VistaCare in 2003. From 1990 through 1995, Mr. Smith served as Chairman and Chief Executive Officer of Value Rx, Inc., which was then one of the country’s largest pharmacy benefit management companies and, prior to that, served as vice president of operations for PCS Health Systems, also a pharmacy benefit management firm. We believe Mr. Smith’s extensive experience as a proven and experienced leader in numerous healthcare businesses that are closely related to our businesses and his valuable strategic and other management insights support the conclusion that he should serve as one of our directors.

Swati B. Abbott	AGE	DIRECTOR SINCE	COMMITTEES
Director	60	2020	Audit Committee, Compensation Committee (Chair), and Nominating & Corporate Governance
Experience
Ms. Abbott has served as a member of our Board since January 2020. Ms. Abbott most recently served as the President and Chief Executive Officer of Health Intelligence Company LLC, doing business as Blue Health Intelligence, a healthcare data and analytics company, from May 2011 to March 2022. Prior to joining Blue Health Intelligence, Ms. Abbott served as the president of MEDai, Inc., an industry leader in AI based predictive analytics, prior to its acquisition by Reed Elsevier in 2008. She also served as Managing Director for the Medical Management Strategic Business Unit at ViPS. Currently, Ms. Abbott also serves on the board of TalkSpace, Inc. (NASDAQ: TALK). Until the middle of last year, she served as a Director of Prognos, Inc., a private healthacare data analytics company, before departing from their board. She also served as a Director of Magellan Health Inc. (NASDAQ: MGLN), until its acquisition by Centene in January 2022. We believe that Ms. Abbott's extensive experience and leadership in the healthcare services industry supports the conclusion that she should serve as one of our directors.

Suzanne D. Snapper	AGE	DIRECTOR SINCE	COMMITTEES
Chief Financial Officer, Executive Vice President and Director	50	2022	Quality Assurance & Compliance

Ms. Snapper has served in a multifaceted role within the Company since joining in April 2007, overseeing various critical functions including accounting, finance, information technology, tax, internal controls, investor relations, managed care, treasury, and finance risk management. She played a pivotal role as CFO in the successful spin-offs of CareTrust REIT (NASDAQ: CTRE) in 2014 and Pennant Group (NASDAQ: PNTG) in 2019, partnering with the team in implementing financial strategies to facilitate marketplace needs and unlock stockholder value. Additionally, her collaboration contributed significantly to the formation of the Standard Bearer REIT in 2022. In August 2009, she began serving as our Chief Financial Officer, following her earlier role as Vice President of Finance upon joining Ensign in 2007. During her tenure as Vice President of Finance, she played an instrumental role in guiding the Company through its initial public offering in 2007. Before Ensign, she acquired invaluable experience during her tenure at KPMG LLP from 1996 to April 2007. Her professional insight is underscored by her certification as a public accountant, solidifying her expertise and commitment to excellence in financial management and reporting. We believe that Ms. Snapper's leadership experience, her knowledge of our business and operations, and extensive finance experience with public companies, support the conclusion that she should serve as one of our directors.

BOARD STRUCTURE AND PRACTICES

Our Executive Chairman and Chairman of the Board, Christopher R. Christensen, is one of the Company's founders and is the former Chief Executive Officer and President. The role of the Executive Chairman of the Board is to provide governance and leadership to the Board, including helping to organize the Board's work and ensuring that its members have accurate and timely information to effectively carry out their responsibilities.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based upon the position and direction of the Company and the membership of the Board. The Board has determined that not having the Company's Chief Executive Officer also serve as Chairman of the Board is in the best interest of the Company's stockholders at this time. However, the Board has determined that having the Company's former Chief Executive Officer serve as the Executive Chairman of the Board is in the best interest of the Company stockholders because of the former Chief Executive Officer's extensive knowledge of the Company and its industry, and serves to foster greater communication between the Company's management and the Board. Below are some highlights of our corporate governance practices:

Board Structure and Practices		Board's Role in Risk Oversight
w	Each of our Board members is elected at least every three years.	w	Our Board actively oversees the Company's risk and enterprise-wide risk management process in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders.
w	We have majority voting for our director elections.
w	Five of our Board members are independent, in accordance with NASDAQ Listing Rules and our Corporate Governance Guidelines at investor.ensigngroup.net/governance.	w	Our Board focuses on effective risk oversight to set the Company's tone and culture towards effective risk management by developing and establishing a mutual understanding with management of the Company's risk philosophy and overall appetite for risk.
		w	Our Board is actively involved with management assessment of existing risk management processes and how management identifies, assesses and manages the Company's most significant risk exposures. Our Board expects frequent updates from management about the Company's most significant risks so as to enable it to evaluate whether management is responding appropriately.
w	We have adopted a process to enable stockholders to nominate directors in accordance with our Bylaws

w	Our independent directors meet frequently in executive session.	w	Our Board is actively engaged in managing talent and long-term succession planning for executives.

Our Board relies on each of its sub-committees (the "Board Committees") to help oversee the risk management responsibilities relating to the functions performed by such Board Committees. Each of the Board Committees are required to make regular reports of its actions and communicate any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.

†Our Audit Committee periodically discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.
†Our Compensation Committee helps the Board to identify the Company's exposure to any risks potentially created by our compensation programs and practices. For a further discussion of how the Compensation Committee helps mitigate this risk, see the section titled "Compensation Discussion and Analysis - Compensation Policy and Objectives".
†Our Nominating and Corporate Governance Committee helps the Board establish qualifications for a director nominee, including qualities and skills. They oversee the Corporate Governance policies, procedures and guidelines for the Company.
†Our Quality Assurance and Compliance Committee oversee risks relating to the Company's policies and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law.

Key Focus Areas

Business Strategy

Our Board is committed to delivering high-quality healthcare services to the local communities we serve. Our business strategy is focused on expanding our reach and improving patient outcomes through the implementation of care pathways based on the unique needs of that community. The Board strategy is to advise management on positioning our organization to ensure that our services meet the needs of our residents, and employees. Our Board does this through supporting and advising on both short and long term strategic initiative that foster our core values and mission.

People

The Board and management share a fundamental belief that people matter, as evidenced more than ever these past four years. Our team members were indispensable and responsive during the global pandemic to save and improve thousands of lives. Their strength and willpower to do everything to care for our residents and the healthcare community have impacted lives of individuals, clinical quality and the long-term care industry.

Risk Oversight

The Board regularly considers our risk profile when reviewing our overall business strategy. Individual performance objectives of the executive leadership team are aligned with the Company’s top enterprise-wide risks.

Engaging with Our Stockholders
Management and directors engage with our stockholders throughout the year in a variety of forums. Members of the executive management team attended meetings and presented at conferences. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition, business strategy and environmental and social issues. Our engagement activities provide us with a valuable understanding of our stockholders' perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our stockholders.

We encourage you to visit the Governance area of the "Investor Relations" section of our website (http://investor.ensigngroup.net/governance) where you will find detailed information about our corporate governance practices and policies including each of our Committee's Charters, excluding the Quality Assurance and Compliance Committee. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.

The Company's Director Nomination Process

Our Nominating and Corporate Governance Committee oversees the director nomination process. This committee is responsible for assisting the Board in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board are expected to possess. These criteria include the candidate's personal and professional integrity, the candidate's financial literacy or other professional or business experience relevant to an understanding of the Company and our business, the candidate's demonstrated ability to think and act independently and with sound judgment, and the candidate's ability to be effective, in conjunction with other members or nominees of the Board in collectively serving the long-term interests of the Company and our stockholders. Our Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of our Board. Our Nominating and Corporate Governance Committee then recommends that our Board select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board. Our Nominating and Corporate Governance Committee charter requires that the committee considers each candidate's qualities and skills and our Nominating and Corporate Governance Committee considers each candidate's background, race, ethnicity, gender, ability, judgment, skills and experience in the context of the needs and current make-up of the Board when evaluating director nominees. In addition, the Nominating and Corporate Governance Committee is also committed to actively seeking women and minority candidates for the pool from which Board candidates are chosen. The Board believes it is important for each member of the Board to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, laws and regulations, government relations and relevant industries, especially the healthcare and skilled nursing industries. These considerations help the Board as a whole to have the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the Nominating and Corporate Governance Committee reviews and evaluates its performance, including overall composition of the Board and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our Company. The Nominating and Corporate Governance Committee considers all of the criteria described above, including the candidate's diversity, in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

Nomination Right of All Stockholders under Section 3.02 of our Bylaws. Pursuant to Section 3.02 of our amended and restated bylaws (our “Bylaws”), any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders. To do so, the stockholder must comply with the timely notice, information and consent provisions contained in our Bylaws. In order for an eligible stockholder's director nomination to be timely, the stockholder must deliver written notice to our corporate Secretary: (i) in the case of an annual meeting, not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that no annual meeting of stockholders was held in the previous year or the annual meeting of stockholders is called for on a date that is not within 30 days of such anniversary date, notice by the stockholder must be so received no earlier than the close of business on the 90th day prior to such annual meeting of stockholders and not later than the close of business on the 60th day prior to such annual meeting of stockholders or not later than the close of business on the 10th day following the day on which public disclosure of the date of the meeting was made by the Company, whichever occurs first, or (ii) in the case of a special meeting of the stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made by the Company, whichever first occurs. The written notice must include the information about the director nominee that is required to be provided pursuant to Section 3.02(a)-(i) of our Bylaws and the written consent of each proposed nominee to serve as a director if so elected. Notwithstanding the foregoing, in order to include information with respect to a stockholder nomination in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must comply with the requirements of the Exchange Act, and the regulations promulgated thereunder. The presiding officer of an annual meeting of stockholders shall refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Right of All Stockholders to Recommend Director Nominees to the Nominating and Corporate Governance Committee. Pursuant to Section 5 of the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee will consider nominees for the Board recommended by stockholders. If an eligible stockholder wishes to recommend a director nominee to the Nominating and Corporate Governance Committee, he or she should submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the Secretary of the Company, Chad A. Keetch, The Ensign Group, Inc., 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675, by the deadline for stockholder proposals set forth in the Company's last proxy statement, specifying the information about the director nominee that is required to be provided pursuant to Section 5 of the Nominating and Corporate Governance Committee charter. All such recommendations will be brought to the attention of the Nominating and Corporate Governance Committee, and the Nominating and Corporate Governance Committee shall evaluate such suggested director nominees in accordance with the same criteria applicable to the evaluation of all director nominees. The Nominating and Corporate Governance Committee is not required to include, or recommend to the Board for inclusion in the proxy statement, any proposed director nominees of the Board who are recommended by stockholders through this process.
Committees of the Board of Directors and Related Matters
During fiscal year 2023, our Board had four standing Board Committees: the Compensation Committee, the Audit Committee, the Nominating and Corporate Governance Committee, and the Quality Assurance and Compliance Committee. The Board, upon recommendation of the Nominating and Corporate Governance Committee, makes Board Committee and Board Committee chair assignments annually at its meeting immediately preceding the annual meeting of stockholders, although further changes to committee assignments are made from time to time as deemed appropriate by the Board. The Board Committees, other than the Quality Assurance and Compliance Committee, operate pursuant to written charters, copies of which are available on our website at investor.ensigngroup.net/governance. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.
Attendance at Board, Committee and Annual Meetings

During the year ended December 31, 2023, our Board met five times. Each of the directors attended at least 75 percent of the meetings of our Board and the meetings of any of our Board Committees on which they served that were held during the term of each director. Our Board and the Board Committees also acted by way of unanimous written consents four times during the year ended December 31, 2023. In addition, the Compensation Committee, the Audit Committee and the Board met, at times, without management present in executive session. During the year ended December 31, 2023, the Audit Committee met at least once without management present in executive session.
Although we do not have a formal policy regarding attendance by members of our Board at our Annual Meeting of Stockholders, we encourage our directors to attend. At the 2023 Annual Meeting, all eight members of the Board were in attendance and we expect that at least a majority of our Board will attend the 2024 Annual Meeting.
An overview of the current composition of each Board Committee and the Board diversity matrix is set forth below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee	Quality Assurance and Compliance Committee
Christopher R. Christensen «
Daren J. Shaw	●	C	●
John O. Agwunobi		●		●
Ann S. Blouin			●	C
Swati B. Abbott	C	●	●
Barry M. Smith	●		C	●
Barry R. Port				●
Suzanne D. Snapper				●
● Member
C Chair
« Chairman of the Board

Board Diversity Matrix (as of April 5, 2024)
Total Number of Directors	8
Average Age	60
Average Tenure (Years)	8
Part I: Gender Identity	Female	Male
Directors	3	5
Part II: Demographic Background
Asian	1	—
African American	—	1
White	2	4
We included diversity statistics for our Board of Directors as of April 7, 2023 in our proxy statement for our annual meeting of stockholders held in 2023.

COMPENSATION COMMITTEE

Committee Members	The primary functions of the Compensation Committee include:
Swati B. Abbott (Chair)	●	developing and reviewing policies relating to compensation and benefits;

Barry M. Smith	●	determining or recommending to our Board the cash and non-cash compensation of our executive officers;

Daren J. Shaw	●	evaluating the performance of our executive officers and overseeing management succession planning;

Number of Meetings in Fiscal Year 2023: 5	●	administering or making recommendations to our Board with respect to the administration of our equity-based and other incentive compensation plans; and
	●	overseeing the preparation of the Compensation Discussion and Analysis and the related Compensation Committee Report for inclusion in our annual proxy statement.

All members of the Compensation Committee are independent directors, as such term is defined in the NASDAQ Listing Rules. The Compensation Committee has not delegated any powers or authority to the Chief Executive Officer or any other executive officer of the Company in determining executive officer compensation. On a routine basis, our Compensation Committee retains the services of a national consulting firm to assist in the development and validation of our executive compensation and incentive programs. The Compensation Committee used the most recent study to enhance, validate and refine the executive compensation and incentive program in 2023. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” section.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Committee Members	The primary functions of the Nominating and Corporate Governance Committee include:
Barry M. Smith (Chair)	●	assisting the Board in establishing the minimum qualifications for a director nominee, including the qualities and skills that members of our Board are expected to possess;

Daren J. Shaw	●	management succession planning;
Ann S. Blouin	●	developing, assessing, and recommending corporate governance policies to our Board;
Swati B. Abbott	●	selecting, or recommending that our Board selects, the director nominees for election at the next annual meeting of stockholders, or to fill vacancies on our Board occurring between annual meetings of stockholders; and
Number of Meetings in Fiscal Year 2023: 5
	●	identifying and evaluating individuals qualified to become members of our Board, consistent with criteria approved by our Board and our Nominating and Corporate Governance Committee; and
●
overseeing the Company's Environmental, Social and Governance (ESG) and Diversity, Equity and Inclusion Committee initiatives, goals and practices. This includes oversight of the ESG Committee's focus on the Company's sustainability risks related to quality of care and patient safety, data protection, employee relations and the management of energy and waste.

All members of the Nominating and Corporate Governance Committee are independent directors, as such term is defined in the NASDAQ Listing Rules.

QUALITY ASSURANCE AND COMPLIANCE COMMITTEE

Committee Members	The primary functions of the Quality Assurance and Compliance Committee include:
Ann S. Blouin (Chair)	●	overseeing our officers' response, as appropriate, to compliance and quality control issues and corrective actions;

Barry M. Smith	●	overseeing a system for internal monitoring and auditing of compliance and quality control issues;

John O. Agwunobi	●	designating a corporate compliance officer, and functioning as the compliance committee to which such compliance officer reports;

Barry R. Port	●	ensuring that means exist for the delivery of appropriate compliance training and education to the officers and employees of our independent subsidiaries; and

Suzanne D. Snapper	●	overseeing the promulgation, and the updating from time to time as appropriate, of a written corporate compliance program that substantially conforms to the Office of the Inspector General Program Guidance for Nursing Facilities, including written policies, procedures and standards of conduct, as well as disciplinary guidelines to assist officers and employees charged with direct enforcement responsibility.

Number of Meetings in Fiscal Year 2023: 4

Of the members of the Quality Assurance and Compliance Committee Dr. Blouin, Dr. Agwunobi and Mr. Smith are all independent directors, as such term is defined in the NASDAQ Listing Rules.

AUDIT COMMITTEE

Committee Members	The primary functions of the Audit Committee include:
Daren J. Shaw (Chair)	●	overseeing the company's compliance programs and any legal or regulatory matters that may have a material impact on the Company's financial statements;

Swati B. Abbott	●	overseeing portions of our code of ethics and business conduct that relate to the integrity of our financial reports.

John O. Agwunobi	●	overseeing the functioning of our internal controls and overseeing and participating in the resolution of internal control issues, where identified;

Number of Meetings in Fiscal Year 2023: 5	●	reviewing and approving our transactions with related persons;
	●	pre-approving audit and permissible non-audit services to be performed by our independent accountants, and the fees to be paid in connection therewith;
	●	overseeing the engagement, replacement, compensation, qualifications, independence and performance of our independent auditors, and the conduct of the annual independent audit of our financial statements;
	●	overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
	●	overseeing the conduct of our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;
	●	setting the "tone at the top" and emphasizing the importance of an environment that supports integrity in the financial reporting process;
	●	overseeing processes for monitoring auditor independence;
	●	overseeing implementation of new accounting standards;
	●	communicating with the outside auditor on matters related to the conduct of the audit and on critical audit matters expected to be described in the auditor's report;
	●	reviewing and understanding non-GAAP measures, and related company policies and disclosure controls; and
	●	overseeing the Company’s cybersecurity risk management program, policies, and procedures.

All members of the Audit Committee are independent directors, as such term is defined in the NASDAQ Listing Rules and Rule 10A-3 of the Exchange Act. Each member of our Audit Committee can read, and has an understanding of, fundamental financial statements. Our Board has determined that each of the members of the Audit Committee qualify as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. This designation is a disclosure requirement of the SEC related to Mr. Shaw, Dr. Agwunobi and Ms. Abbott's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Shaw, Dr. Agwunobi and Ms. Abbott any duties, obligations or liability that are greater than those generally imposed on them as a member of our Audit Committee and our Board, and their designation as Audit Committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or Board. Representatives of our independent registered public accounting firm and our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee.

DIRECTOR COMPENSATION

In fiscal year 2023, our Executive Chairman and Chairman of the Board, Chief Executive Officer and Chief Financial Officer each received their annual salary, which is disclosed in our Executive Compensation section and no additional compensation is paid for serving on the board. Each of our non-employee directors received an annual retainer of $30,000. In addition, each non-employee member of the Board Committees received the following retainers:

	Chair	Member
Committees	Retainer	Retainer
Audit	$30,000	$10,000
Quality Assurance and Compliance	30,000	6,000
Nominating and Corporate Governance	12,000	2,000
Compensation	15,000	3,000

We do not compensate our non-employee directors other than for their service on our Board or Board Committees. Compensation for Board and Board Committee service is partially based upon relevant market data that we obtain by reviewing director compensation by other public companies in the skilled nursing industry as well as in consultation with Willis Towers Watson. To establish board compensation, our Compensation Committee reviews the published director compensation information of other healthcare and real estate investment trust companies, including National Healthcare Corporation, Amedisys, Inc., Encompass Healthcare Corp., LTC Properties, Inc., Omega Healthcare Investors, Inc., Welltower Inc., Select Medical Holdings Corp., CareTrust REIT Inc. and National Health Investors, Inc. Based on these reviews, the Compensation Committee sets its annual retainers for outside directors and retainers to the chairpersons of each Board Committee at levels that we believe are comparable to the median cash compensation paid to directors of these companies.

Our 2022 Omnibus Incentive Plan (the 2022 Plan) contains an automatic stock grant program for our non-employee directors. Each non-employee director receives a quarterly restricted stock grant on the 15th day of the month following each quarter end and such shares will vest over a three-year period, beginning with the first anniversary of the grant date. Directors elected to fill less than a three-year term will receive a pro rata stock award.

All unvested restricted stock grants will become fully vested on the date any such non-employee director ceases serving on the Board unless such director is removed for cause. Pursuant to the Automatic Stock Grant Program, Board members receiving stock grants must maintain ownership of a minimum of thirty-three percent (33%) of the cumulative shares granted to him or her. Our Board and Compensation Committee considered the total compensation paid to directors of the peer group companies named above in deciding to award these automatic stock awards. However, our Board and Compensation Committee, with reference to the most recent Willis Towers Watson study, determined the amount of stock awards based upon what they considered to be an appropriate incentive for board service to our Company, and they did not attempt to base this number upon the amount awarded to directors of these other companies. Our Board has also determined that it may be necessary to provide additional incentives to prospective directors in order to recruit talented leaders to serve on the Board.

None of our directors or director nominees has any agreement or arrangement with any third party that relates to compensation or other payment in connection with that person’s candidacy or service as a director of our company.

The following table sets forth a summary of the compensation earned by our non-employee directors in 2023. Our Executive Chairman, who currently serves as Chairman of the Board, and our Chief Executive Officer and Chief Financial Officer, who each currently serve as a director, do not receive any additional compensation for such director services. Their compensation is disclosed in the Executive Compensation section of this Proxy Statement.

	Fees	Stock	All Other
	Earned	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)
Daren J. Shaw	65,000	331,748	—	396,748
Barry M. Smith(2)	45,000	331,748	—	376,748
Swati B. Abbott(3)	61,000	331,748	—	392,748
Ann S. Blouin	62,000	331,748	—	393,748
John O. Agwunobi	46,000	331,748	—	377,748

(1)This column reflects the total dollar amount to be recognized for financial statement reporting purposes with respect to the fair value of the stock awards granted to each of the directors during the 2023 fiscal year in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation. Compensation expense for stock awards granted to Directors were recognized in full on the date these awards were granted. Awards granted to Drs. Blouin and Agwunobi, Ms. Abbott and Messrs. Shaw and Smith vest over a three-year period beginning on the first anniversary of the grant date. The table below outlines the details of the stock awards which were granted to directors during the 2023 fiscal year:

Date of Grant	Awards Granted to Each Recipient	Fair Value on Grant Date	Recipients
1/17/2023	875	$94.63	Drs. Blouin and Agwunobi, Ms. Abbott and Messrs. Smith and Shaw
4/17/2023	875	98.31	Drs. Blouin and Agwunobi, Ms. Abbott and Messrs. Smith and Shaw
7/17/2023	875	89.94	Drs. Blouin and Agwunobi, Ms. Abbott and Messrs. Smith and Shaw
10/16/2023	875	96.26	Drs. Blouin and Agwunobi, Ms. Abbott and Messrs. Smith and Shaw

(2)In addition to serving as the chairman for the Nominating and Corporate Governance Committee and a member of the Compensation Committee, Mr. Smith became a member of the Quality Assurance and Compliance Committee effective January 1, 2024. Mr. Smith's compensation earned for 2023 includes the committees he served in 2023.
(3)Effective January 1, 2024, Ms. Abbott became a member of the Nominating and Corporate Governance Committee and is no longer serving as a member of the Quality Assurance and Compliance Committee. Ms. Abbott's compensation earned for 2023 is related to the committees she served in 2023, which includes the Compensation Committee, Audit Committee and the Quality Assurance and Compliance Committee.

Communications with Directors
Stockholders who would like to send communications to our Board, any Board Committee or to any individual director may do so by submitting such communications to the Secretary of the Company, Chad A. Keetch, The Ensign Group, Inc., 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mr. Keetch will then distribute such information to our Board and the committee chair for review, depending on the facts and circumstances outlined in the communications. Communications received by the Company may be reviewed by Mr. Keetch to ensure appropriate and careful review of the matter. In that regard, the Company's Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded, such as: service complaints, service inquiries, new service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.
In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Code of Conduct and Ethics

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our independent subsidiaries, as well as each member of our Board. The code of ethics and business conduct is available on our website at investor.ensigngroup.net/governance. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

AMENDMENT TO CERTIFICATE OF INCORPORATION
Proposal 2:
Approval of the Amendment to the Certificate of Incorporation to Increase the Size of the Board of Directors to Nine Directors

Recommendation of the Board:	FOR	✓

Stockholders are being asked to authorize and approve an amendment, or the Board Size Amendment, to the Amended and Restated Certificate of Incorporation of the Company, as amended, or the Certificate of Incorporation, to permit an increase in the size of our Board of Directors.

On March 15, 2024, the Board approved, subject to stockholder approval, the Board Size Amendment to increase the maximum number of directors that shall constitute the whole Board to nine (9) from eight (8). No other changes are being made with respect to the size of the Board. The general description of the Board Size Amendment set forth below is qualified in its entirety by reference to the text of the Board Size Amendment set forth in the form of certificate of amendment, or the Certificate of Amendment, which is attached as Appendix A to this Proxy Statement.

We currently have eight (8) directors on the Board. The Board believes that increasing the maximum number of directors will provide it with greater flexibility to add an additional qualified director in the future. To the extent a strong and qualified candidate is identified, the new director will add to the diversification of skills, experience, leadership and strategic vision possessed by the current directors. The Board believes this increase is in the best interests of the Company and its stockholders.

If authorized and approved by the stockholders at the Annual Meeting, the Board Size Amendment will be effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. The Company intends to make such filing promptly following receipt of such authorization and approval by the stockholders at this Annual Meeting.

Approval of the Board Size Amendment requires the affirmative vote of a majority of the holders of a majority of the outstanding shares of common stock.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

We believe that sustainable development practices and consistent attention to social and governance priorities will help enhance long-term value for stockholders. In addition, our Board of Directors recognizes the importance of our sustainability initiatives and the need to provide effective oversight of those initiatives. In 2021 and under the direction and oversight of the Nominating and Corporate Governance, we formed the Environmental, Social and Governance Committee (the ESG Committee). The ESG Committee’s purpose is to oversee and support the Company’s commitment to social, environmental and other public policy initiatives, including, among other things, climate change impacts, sustainability, and diversity and inclusion. The ESG Committee consists of employees across all professional levels and functional areas as well as a member of the Board of Directors. The formation of the ESG Committee is intended to continue the Company's effort to align our corporate governance policies and practices with the long-term interests of our business and our stockholders.

In 2023, the ESG Committee continued to focus on the Company's sustainability risks related to quality of care and patient safety, data protection, employee relations and the management of energy and waste.

Environmental Sustainability

Ensign's environmental management team (EMT) is part of our ESG Committee. The EMT is led by the Service Center's leadership team members including Construction and Asset Development as well as its Executive Management. The EMT is responsible for:

•Implementation and continuous execution of our environment management system and policy.
•Development of the Company's environmental management policy.
•Identification of climate related risks under the Task Force on Climate-Related Financial Disclosures framework.
•Providing structure and support to our independent subsidiaries that are led by local operators to make decisions on their capital expenditure projects at their facilities. The team advises our local field operators on best practices and identifies opportunities for them to assess priorities of projects that may be chosen to be executed.
•Overseeing environmental programs which include the evaluation and installation of LED lighting, solar panel, improved doors and insulation, automated HVAC controls and thermal efficiency projects related to micro-turbine, demand control ventilation.
•Development of target goals for reduction of carbon emissions, savings and ENERGY STAR scores.
•Tracking and monitoring of currently available environmental metrics such as utility usage and development of an energy management system that tracks greenhouse gas emissions and more.
•Preparing for applicable environmental filings and audits in the future.

We understand the importance of addressing environmental sustainability and have undertaken initiatives to responsibly manage our overall environmental footprint. We have mainly focused on three areas to drive environmental improvements: energy consumption, water use and waste.

We have made, and will continue to make, various capital investments with these three initiatives in mind. We continue to implement energy conservation measures throughout our locations such as light-emitting diode (LED) lighting retrofits, heating, ventilation, and air conditioning (HVAC) upgrades, roofing improvements and changes in community maintenance. In similar ways, our water initiatives include smart controls, leak detection and repair, and behavioral changes, demonstrating our continued efforts to reduce water use. We are continuing our efforts to divert waste generated in our operations through effective recycling and waste reduction measures. Additionally, we partner with our vendors to purchase products and services that help our operations reduce their impact on the environment. For the year ended December 31, 2023, we spent $106.2 million on purchases of property and equipment, which included facility modernization initiatives.

Social Sustainability

One of the ways in which we measure the Company's policies and procedures to address sustainability risks, included but are not limited to quality of care and patient safety is the Five-Star Quality Rating System introduced by the Centers for Medicare and Medicaid Services (CMS). The Five-Star Quality Rating System gives each skilled nursing operation a rating between one and five stars in various categories including health inspections, staffing and quality measures (QM) as follows:

•The health inspection star rating is based on each nursing home's current health inspection and two previous years of inspections, as well as findings from the most recent 3 years of complaint inspections and 3 years of infection control inspections. The inspections are focused on standards to provide adequate care, managing medications properly, protection residents from physical and mental abuse and storing and preparing food properly. The regulations include a broad range of changing healthcare metrics including but not limited to staffing and infection control protocols.
•The QM star rating measures parts of nursing home performance in certain areas of care for short-stay and long-stay measures, like if residents have gotten their flu shots, are in pain, or are losing weight.

At the time of acquisition, the majority of our facilities have 1 and 2-Star ratings. As new assessments are conducted post-acquisition, the star ratings see consistent improvement. We have a strong history of quickly improving the quality of care in the facilities we acquire.

	As of December 31,
	2019	2020	2021	2022	2023
4 and 5-Star Quality Rated skilled nursing facilities	102	116	114	113	134

Despite the fact that Ensign’s acquisition of facilities with 1 or 2-Star ratings skews our company-wide ratings, our mean score on the Five-Star Quality Rating System is 65.4%, which exceeds the national average score of 57.2%. Our average cycle 1 health inspections for all of our facilities, which is based on the latest inspections, is 16% better than the average of the states we operate in. Additionally, the Company is fourth out of the largest skilled nursing organizations in quality measures and top 10 in 5-Star, long-stay measures and short-stay measures.

In addition, we aim to have an enduring impact on the communities in which we live and work by embodying our Company's core values. Elevate Charities is a non-profit organization that is dedicated to elevating the condition and quality of life for members of the senior healthcare community - employees, caregivers, family members, patients and residents. Elevate Charities has three unique funds: Heritage Fund, Heritage Scholarship Fund and the Emergency Fund.

The Emergency Fund is a way of passing the hat to help our Ensign-affiliated family whose lives are affected by tragedy. This program is funded for Company team members by the Company team members. All Company team members can contribute to the fund either through a one-time donation or by recurring payroll deduction. In 2023, approximately 86% of our employees employed by our independent subsidiaries contributed to the Emergency Fund. When in need of financial help due to financial hardships such as fire, hurricane, illness, accidents or other crises, team members or their fellow teammates can apply to receive financial assistance. In 2023, we distributed approximately $3.2 million in grants to team members of our independent subsidiaries. To date, the Emergency Fund program has distributed over 14,600 grants totaling $15.7 million to team members of our independent subsidiaries in their time of need. As discussed on page 22, $10.5 million of the 2023 annual cash bonus pool was redirected to the Emergency Fund.

The Heritage Fund and the Heritage Scholarship Fund engage in a mission to enhance the quality of life for seniors in our communities through caring service, fulfilling essential needs and providing education to caregivers. The Heritage Fund helps the caregiver identify specific and practical ways to meet the needs of those under their care. This can help provide a better life, improved experience and greater satisfaction for our aging population. The financial support provided by the Heritage Fund benefits seniors directly. Without this financial support, some seniors would not be able to receive the essential assistance they need. The Heritage Fund bridges the gap between what the healthcare system currently provides and the basic needs of individuals. The fund can provide hearing aids, glasses, dentures, walkers, and other therapies that are not covered under Medicare or Medicaid. In addition, the Heritage Scholarship Fund helps qualified clinical professionals who may not be able to afford to advance in the field of long-term care. Through grants and scholarships, the fund helps these qualified professionals gain the education needed to advance in the field of senior-focused healthcare. The Heritage Scholarship Fund can facilitate larger access, helping more caregivers and healthcare professionals have the information they need. For those who have a passion for senior-focused healthcare and are interested in progressing in their career, the fund can provide the resources needed. In 2023, 41 affiliate employees received $58 thousand in scholarship assistance through the Helping our Heritage Scholarship Fund to become licensed nurses and therapists. Since 2019, 187 affiliated employees have received scholarships totaling $385 thousand.

Beyond these charities, our Company upholds the following policies and philosophies for maintaining and growing our social sustainability and responsibility:

•Human Rights & Responsibilities. We are committed to the dignity and rights of all people, especially those whose lives may be impacted by our operations. Among other things we are dedicated to prohibiting child labor, forced labor and discrimination while promoting the basic dignity of each resident, patient and employee at our facilities. We support our employee's occupational health and safety through providing sanitary facilities, abiding by all health and safety laws, ordinances and regulations governing facility uses and operations, and generally exceed acceptable levels of health and safety.
•Tenant Social Responsibility. Our tenant corporate responsibility aims to assist our triple-net tenants in maintaining, renovating, developing and operating their facilities in a manner consistent with generally accepted standards of sound governance.
•Accessibility to Care. We have dedicated ourselves to providing and transforming dignified post-acute and long-term care and firmly believe accessibility to this care is a human right to everyone. Our facilities aim to be the operation of choice within its local community by providing superior quality, affordable care. We rise to meet the needs of all our patients to ensure reliability and dignity for everyone.
•Human Capital. Our employees are at the heart of our Company and we are committed to their health, professional development and workplace satisfaction. Our core values, which focuses on developing our employees, fostering an ownership mentality and allowing for intelligent risk taking, guide us in our decision making and inspire us to be better people, both professionally and personally. Our philosophies and policies in this regard relate to, among other things, our commitment to maintaining a workplace free of unlawful discrimination, competitive compensation and benefits for our employees, our commitment to employee retention, training, promotion, and engagement and satisfaction.
•Inclusion and Diversity. We believe diversity is key to our success. We are deeply committed to hiring and promoting inclusively, championing pay equity and increasing diverse representation at all levels. Our DEI Committee champions this effort to foster an inclusive culture that gives every employee the opportunity to do the best work of their lives
While we believe we have a good foundation, we are continuing to work in creating a more impactful approach to our sustainability strategy. We know that a focus on sustainability has a positive effect on our communities, employees, caregivers, family members, patients and residents.

Cybersecurity

We utilize information technology that enables our operational leaders to access and share with their peers, both clinical and financial performance data in real time. Such uses of information systems give rise to cybersecurity risks, including system disruption, security breach, ransomware, theft, espionage and inadvertent release of information.

Our Audit Committee receives quarterly reports on our Information Security and Cyber fraud prevention programs from our Chief Information Security Officer. An Information Security Office has been established by our Chief Information Security Officer, with dedicated cyber security staff focusing on security monitoring, vulnerability management, incident response, risk assessments, employee training, security engineering, and management of cyber security policies, standards, and regulatory compliance. Like many organizations, we align to a Cyber Security Framework and take a risk based approach during control assessment and implementation. We align to the NIST Cyber Security Framework (NIST CSF), a globally recognized cyber security framework of Policies, Standards, and Controls that comprises of 5 categories of defense – Identify, Protect, Detect, Respond, and Recover. We are committed to the protection of our data, systems, network, and continually invest in enhancements made to mitigate or reduce the impact from a cyber security threat.

For data protection, we have implemented an Information Security Management System (ISMS) Program to secure sensitive data protected by us. This program includes:

•Establishing policies governing data security.
•Monitoring data access throughout the organization’s independent subsidiaries.
•Providing continuous security training and awareness.
•Establishing controls over devices on the network which are actively tracked, monitored and evaluated for new, missing, or updated software needed to strengthen security on the device, patch known vulnerabilities, or stabilize software or operating system issues.
•Protecting sensitive data through encryption techniques.
•Designing and implementing systems to include backup and recoverability principles, such as periodic data backups and safeguards in the case of a disaster.

In addition to our continual control enhancements, we have external impartial third parties perform control audits and cyber security penetration testing, and maintain appropriate cyber security risk insurance.

AUDIT MATTERS

Proposal 3:
Approval of Independent Registered Public Accounting Firm

Recommendation of the Board:	FOR	✓

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the year ending December 31, 2024. The affirmative vote of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of Deloitte.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Deloitte for the years ended December 31, 2023 and 2022:

Type of fee	Description	2023	2022

Audit Fees	For the audits of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements, as well as fees incurred in connection with the preparation and filing of registration statements with the SEC.	1,145,750	1,069,782
All Other Fees	For subscription fees paid to Deloitte for use of accounting research tools.	3,295	3,295
Total		$1,149,045	$1,073,077

Pre-Approval Policies

Our Audit Committee approved all audit, audit-related, tax and other fees for services performed by our independent registered public accounting firm during the years presented. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. The Audit and Non-Audit Services Pre-Approval Policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the Audit Committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the Audit Committee is required. Specific pre-approval of services is considered at the regular meetings of the Audit Committee. The policy delegates authority to the Chair of the Audit Committee to grant specific pre-approval between regularly scheduled Audit Committee meetings for audit and non-audit services not to exceed $250,000 and other services not to exceed $150,000. The Audit and Non-Audit Services Pre-Approval Policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the Audit Committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company's ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Audit Committee Report

Our Audit Committee has:

•Reviewed and discussed with our management the audited consolidated financial statements as well as the establishment and maintenance of internal controls over financial reporting.
•Discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
•Received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.
•Considered whether the provision of non-audit services provided to us by our independent registered public accounting firm is compatible with maintaining its independence and has discussed with the auditors such auditors' independence.
Based on the review and discussions above, our Audit Committee recommended to our Board that the audited financial statements for the Company's year ended December 31, 2023 be included in our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 1, 2024.

Submitted by Members of the Audit Committee:
•Daren J. Shaw (Chair)
•John O. Agwunobi
•Swati B. Abbott

As provided by SEC Regulation S-K, this Audit Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on our objectives, principles, practices and decisions with regards to the compensation of Christopher R. Christensen, Barry R. Port, Suzanne D. Snapper, Chad A. Keetch and Spencer W. Burton (our "Named Executive Officers" or "NEOs").

Say on Pay

At our 2023 Annual Meeting of Stockholders, we submitted our executive compensation program to a vote, on an advisory basis, of our stockholders and received the support of approximately 96.6% of the shares of common stock present and eligible to vote. The Compensation Committee considered the results of this stockholder advisory vote as one of many factors in structuring its compensation practices in 2023. We pay careful attention to any feedback we received from our stockholders regarding our executive compensation, including the say on pay vote. Given the support for the advisory vote on 2022 executive compensation, the Compensation Committee determined the fundamental characteristics of the program should remain intact for 2023.

In consideration of the stockholder vote at our 2023 Annual Meeting of Stockholders, the Board has determined that the Company will hold an advisory vote on executive compensation every year in connection with its annual meeting of stockholders.
Compensation Policy and Objectives
We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, based upon the value each executive officer provides to our company, and designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success. Because we believe that compensation should be structured to ensure that a significant portion of compensation earned by executives will be correlated to factors that directly and indirectly influence stockholder value, the “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential. In addition, commensurate with our belief that those of our employees who act like owners should have the opportunity to become owners, many of our executive officers have a significant level of stock ownership, which we believe aligns the incentives of the executive officers with the priorities of our stockholders. To that end, it is the view of our Board and Compensation Committee that the total compensation program for executive officers should consist of the following:

•Base salary;
•Annual and other short-term cash bonuses;
•Long-term incentive compensation; and
•Certain other benefits.
The Compensation Committee believes that our executive compensation program has been appropriately designed to provide a level of incentives that do not encourage our NEOs to take unnecessary risks in managing their respective functions. Our annual incentive compensation program is designed to reward annual financial and/or strategic performance in areas considered critical to our short- and long-term success. In addition, we measure performance on a variety of bonus criteria other than our profit to determine an executive's annual incentive compensation award, such as positive survey results, compliance, quality audits, clinical quality standards, positive patient feedback and feedback from other employees regarding such executives' performance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. In combination, the Compensation Committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.
The Compensation Committee’s charter enables the Compensation Committee to retain or obtain the advice of a compensation consultant, legal counsel, or other adviser ("Compensation Adviser"). The Compensation Committee is directly responsible for the appointment, compensation, and oversight of any such Compensation Adviser. In establishing our executive compensation packages, the Compensation Committee has historically reviewed compensation packages of executives of companies in the skilled nursing and other related industries based on publicly available information. Our Compensation Committee has the sole authority to retain and terminate the services of a Compensation Adviser who reports to the Compensation Committee. In the past, our Compensation Committee engaged Willis Towers Watson ("Willis Towers"), a national consulting firm, to assist in the development and validation of our executive compensation and incentive programs. As part of the study, Willis Towers also conducted a peer group analysis and benchmarking assessment on director and executive compensation. The results of this consultation, in combination with the Compensation Committee’s own research and analysis, were a part of the process the Compensation Committee undertook in determining the executive compensation and incentive programs for 2023 (including the grants of equity incentive awards for our executives and directors).

The Compensation Committee may select, or receive advice from, a Compensation Adviser only after taking into consideration the following factors: (i) the provision of other services to the Company by the person that employs the Compensation Adviser, legal counsel or other adviser; (ii) the amount of fees received from the Company by the person that employs the Compensation Adviser, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the Compensation Adviser, legal counsel or other adviser; (iii) the policies and procedures of the person that employs the Compensation Adviser, legal counsel or other adviser that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Compensation Adviser, legal counsel or other adviser with a member of the Compensation Committee; (v) any stock of the Company owned by the Compensation Adviser, legal counsel or other adviser; and (vi) any business or personal relationship of the Compensation Adviser, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company. Based on the consideration of the various factors as set forth in the rules promulgated by the SEC, the Compensation Committee does not believe that its relationship with Willis Towers and the work of Willis Towers on behalf of the Compensation Committee has raised any conflict of interest.
Clawback Policy
The Company’s Policy for Recovery of Erroneously Awarded Incentive-Based Compensation ("Clawback Policy") is designed to encourage the creation of long-term, sustainable performance and to discourage our NEOs from taking unnecessary or inappropriate risks in their respective functions. The Clawback Policy enables the Compensation Committee and the Board to hold NEOs accountable when there is an accounting restatement of the Company's financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities law. The compensation subject to clawback is compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure, which is defined as any measure that is determined and presented in accordance with the accounting principles used in preparing the Company's financial statements and any measure that is derived wholly or in part from such measure. The Company's principal economic element of executive compensation that is considered incentive-based compensation is annual cash bonuses, which is primarily based upon a financial reporting measure and modified utilizing other measures including but not limited to clinical metrics.
Principal Economic Elements of Executive Compensation
Base Salary.   We believe it is important to pay our executives' salaries within a competitive market range in order to attract and retain highly talented executives. Although historically we have not set executive salaries based upon any particular benchmarks, we may from time to time generally review relevant market data to assist us in our compensation decision process. We have historically validated our compensation decisions by comparing the compensation of executives at other public companies in the healthcare and real estate investment trust industries to the compensation of our executives. Our Compensation Committee reviewed the published compensation of the NEOs of National Healthcare Corporation, Amedysis, Inc., Encompass Healthcare Corp., LTC Properties, Inc., Omega Healthcare Investors, Inc., Welltower Inc., Select Medical Holdings Corp., CareTrust REIT Inc., and National Health Investors, Inc. We believe that the base salaries and the total compensation of our executives are on the lower end of base salaries and median total compensation of executives with similar positions at comparable companies. Each of our executive's base salary is generally determined based upon job responsibilities, individual experience and the value the executive provides to our company. The Compensation Committee considered each of these factors in determining the compensation each executive would be paid in 2023. We may elect to change this practice in future years, and periodically in the past, the Compensation Committee has elected to employ a Compensation Adviser to examine our compensation practices. The decision, if any, to materially increase or decrease an executive's base salary in subsequent years will likely be based upon these same factors and others recommended by a Compensation Adviser, if any. Our Compensation Committee makes decisions regarding base salary at the time the executive is hired, and makes decisions regarding any changes to base salary on an annual basis.
Annual Cash Bonuses.  We establish an executive incentive program each year, pursuant to which certain executives may earn annual bonuses based upon our performance. Historically, in the first quarter of each year, our Compensation Committee identifies the plan's participants for the year and establishes an objective formula by which the amount, if any, of the plan's bonus pool will be determined. The Compensation Committee also has the discretion to allocate the bonus pool among the individual executives prior to the end of the year and any such early allocation will remain subject to further adjustments upon the final determination of the bonus pool calculations during the first quarter of each succeeding year. This formula is based upon adjusted annual earnings before provision for income taxes (EBT), a non-GAAP financial metric. Refer to the reconciliation of adjusted EBT in the Pay versus Performance section within this proxy statement.

The lowest target in 2023 increased by 10.0% from the lowest target in 2022. Our Compensation Committee established the following formula for the bonus pool under the executive compensation plan for 2023 (the "2023 Bonus Pool"):

Adjusted Annual Earnings Before Provision for Income Taxes (EBT) in 2023	2023 Bonus Pool
For EBT up to $40.0 million	$—
For EBT greater than $40.00 million, but less than $48.25 million	EBT between $40.00 million and $48.25 million * 2.5%
For EBT greater than $48.25 million, but less than $56.50 million	EBT between $48.25 million and $56.50 million * 5.0%
For EBT greater than $56.5 million, but less than $64.75 million	EBT between $56.50 million and $64.75 million * 7.5%
For EBT greater than $64.75 million, but less than $79.25 million	EBT between $64.75 million and $79.25 million * 10.0%
For EBT greater than $79.25 million, but less than $106.25 million	EBT between $79.25 million and $106.25 million * 12.5%
For EBT greater than $106.25 million	Amount of EBT over $106.25 million * 15.0%
Based on performance, the formula above is adjusted for the following:
(1) if performance improves between 0-5% from 2022 levels, then the lowest target boundary (baseline) will increase by 150%. If performance improves between 5-10%, then the lowest target boundary will increase by 100%;
(2) if performance declines, then the lowest target boundary will increase by 150%. In addition, for every 1% decline in performance from 2022 levels, the calculated incentive pay-out pool declines by 5%; and
(3) if performance declines by 20% or more, then no incentive will be awarded under the plan.
Historically, in the first quarter of the subsequent year, our Compensation Committee subjectively allocates the bonus pool among the individual executives based upon the recommendations of our Chief Executive Officer and the Compensation Committee's determinations regarding each participating executive's contribution to our financial, clinical and governance performance during the preceding year, and value to the organization going forward. The financial measure that our Compensation Committee considers is our adjusted EBT. From time to time and on a discretionary basis, management recommended and the Compensation Committee has historically approved a decrease to the bonus pool by adding back certain expenses including stock-based compensation, excluding gains and other expenses, thus reducing adjusted EBT. The clinical measures that our Compensation Committee considers include our success in achieving successful compliance audits, reduced readmission rates, and Centers for Medicare Services' five-star performance for both the quality metric and survey results. The governance measures that our Compensation Committee considers include succession planning, culture of the organization, strategic organizational development and development of the leadership team throughout the organization. Our Compensation Committee also reviews and considers feedback from other employees regarding each executive's performance. Our Compensation Committee exercises discretion in the allocation of the bonus pool among the individual executives and has, at times, awarded bonuses that, collectively, were less than the bonus pool resulting from the predetermined formula.

At the direction of management, the Compensation Committee excluded the revenue amount of $64.8 million in state relief funds from the 2023 Bonus Pool distribution. In addition, also at the recommendation of management, the Compensation Committee included all COVID-19-specific expenses, thereby reducing the 2023 Bonus Pool distribution. Management also reduced the pool for the agreement to settle the civil case of $48.0 million. As a result, our executive bonus compensation for the 2023 fiscal year does not include any state relief funds and includes expenses related to COVID-19 and the litigation matter.

Based on the adjusted predetermined formula, the 2023 Bonus Pool was $43.5 million. The management team recommended and the Compensation Committee approved the redirection of all of the contributions of these state relief funds, which were removed from the executive incentive pool, to Elevate Charities, a non-profit organization, and held within the employee emergency fund for certain charitable uses as determined by the Board of Elevate Charities, which does not include any of our NEOs. In addition, the bonus pool was also decreased by the impact of certain litigation matters arising outside the ordinary course of business. These reductions decreased the 2023 Bonus Pool by approximately 42%, leaving a total pool of $25.4 million. Cash incentive performance bonuses for 2023 were allocated to the NEOs who participated in the executive incentive program as follows: Christopher Christensen, $2,294,364; Barry Port, $5,676,027; Suzanne Snapper, $4,913,346; Chad Keetch, $3,245,824; and Spencer Burton, $4,156,633. We have a policy for allocating executive bonus compensation between cash and non-cash compensation, such that if the total executive pool is greater than the then-applicable stated amount in 2023, at the Compensation Committee's discretion for every dollar greater than the stated amount, 75.0% of the incentive will be paid in cash and 25.0% will be paid in vested restricted stock awards. As the 2023 Bonus Pool was greater than the stated amount (which was $5.0 million for 2023), restricted stock awards were granted to the participating NEOs as follows: Christopher Christensen, $576,260; Barry Port, $1,425,658; Suzanne Snapper, $1,234,002; Chad Keetch, $815,182; and Spencer W. Burton, $1,043,993. These bonus stock awards are fully vested and subject to one-year transfer restriction.

Each year, our Compensation Committee reviews our financial performance goals and may adjust the bonus pool formula at its discretion to better align the amount available for annual executive bonuses with our objectives. Historically, the Compensation Committee has increased the amount of adjusted annual EBT that must be achieved in order to create the same bonus pool as the preceding year which increases the difficulty of receiving the same bonus. The allocation of this bonus pool to the participating executives remains discretionary based upon the Compensation Committee's determination of each participating executive's contribution to our annual performance and value to the organization going forward. The 2023 financial performance goals and bonus pool formula were established by the Compensation Committee consistent with historical practices and guideline validated by Willis Towers to establish our incentive program for 2023. The 2023 plan included specific governance performance goals, which include succession planning, culture of the organization, strategic organizational development and enhancements to ESG initiatives. In addition, the Compensation Committee has refined its Clawback Policy to ensure compliance with SEC regulations and Nasdaq listing rules. The policy continues to provide for the recovery of the amount of erroneously awarded incentive-based compensation received by executive officers when the Company is required to prepare an accounting restatement, subject to limited exceptions in accordance with the Nasdaq requirements.
Long-Term Incentive Compensation.  We believe that long-term performance is achieved through an ownership culture. Accordingly, we encourage long-term performance by our executives and other key personnel throughout the organization through the use of stock-based awards. We have adopted equity incentive plans that permit the grant of stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Historically, we have generally issued stock options and restricted stock under these plans.

In order to preserve the link between the interests of executives and other key personnel and those of stockholders, we generally grant stock options to those executives and others who have performed at a high level and have demonstrated qualities of an ownership culture. Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. We intend to continue to provide long-term awards through the granting of stock-based awards.

Except with respect to grants to our independent directors and other stock grants issued pursuant to the executive incentive plan, the stock options and restricted stock awards that we grant generally vest as to 20% of the shares of common stock underlying the option or restricted stock award on each anniversary of the grant date. If a recipient’s employment with us terminates, then the restricted stock that remains unvested as of the date of the termination of the recipient’s employment will be forfeited without compensation. Until vested, the restricted stock may not be transferred, and vested shares shall be subject to our insider trading policy. Stock options generally have a maximum term of ten years. The grant date of our stock options and restricted stock awards is generally the date our Board or Compensation Committee meets to approve such stock option grants or restricted stock awards. Our Board or Compensation Committee historically has approved stock-based awards at regularly scheduled meetings. Our Board and Compensation Committee intend to continue this practice of approving the majority of stock-based awards at regularly scheduled meetings on a quarterly basis, unless earlier approval is required for a new-hire inducement or position change grant; regardless of whether or not our Board or Compensation Committee knows material non-public information on such date. The exercise price of our stock options is the fair market value of our common stock on the date of grant as determined by the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents. However, the recipients of restricted stock will have the right to vote and to receive any dividends or other distributions paid with respect to their shares of restricted stock, whether vested or unvested.

The NEOs receiving stock awards issued pursuant to the executive plan will be required to hold them for one year from the grant date in which they are earned. The ownership and restriction on the restricted stock awards will not terminate upon separation of the individual from the Company.

Mr. Christopher Christensen and Mr. Barry Port has made recommendations to our Compensation Committee and Board regarding the amount of stock options and other compensation to grant to our other executives based upon their assessment of performance, and may continue to do so in the future. Our executive officers, however, do not have any role in determining the timing of our stock option grants.

Although we do not have any formal policy for determining the amount of stock-based awards or the timing of our stock-based awards, we have historically granted stock options or restricted stock to high-performing employees in recognition of their individual achievements and contributions to our company, and in anticipation of their future service and achievements. We may in the future introduce a more formal plan.

Other Compensation.  Our executives are eligible to receive the same benefits that are available to all employees, including the premiums paid to provide life insurance equal to each executive's annual salary and the premiums to provide accidental death and dismemberment insurance. For 2023, Christopher Christensen, Barry Port and Spencer Burton received automobile allowances of $15,900, $11,000 and $10,800, respectively. In addition, Christopher Christensen, Barry Port and Chad Keetch received third-party tax service payments of $18,850, $6,475 and $3,035, respectively.

Non-Qualified Deferred Compensation. The Company implemented non-qualified deferred compensation plan (the DCP) that was effective in 2019 for our executives. The DCP allows participating executives to defer up to 100% of their eligible bonuses. Additionally, the plan allows for the employee deferrals to be deposited into a rabbi trust and the funds are generally invested in individual variable life insurance contracts owned by us that are specifically designed to informally fund savings plans of this nature. This plan was expanded to the executives and other highly compensation employees on January 1, 2020 to allow the deferral of a portion of their base and bonus compensation.

Hedging Transactions

Forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the holder may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company discourages all directors, officers or employees that hold the Company's shares from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board.

Tax Treatment of Compensation

The tax reform legislation signed into law on December 22, 2017 made the following changes to Code Section 162(m), which became effective on January 1, 2018: (1) the annual $1.0 million compensation deduction limit will apply to any individual who served as the Chief Executive Officer or Chief Financial Officer at any time during the taxable year and the three other most highly compensated officers (other than the Chief Executive Officer and Chief Financial Officer) for the taxable year; (2) once an individual becomes a covered employee subject to Code Section 162(m) for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including after termination of employment or even death; and (3) the exemption under Code Section 162(m) for qualified performance-based compensation and commissions will be eliminated (other than with respect to payments made pursuant to certain "grandfathered" arrangements entered into prior to November 2, 2017), so that all compensation paid to a covered employee in excess of $1.0 million will be nondeductible, including post-termination and post-death payments, severance, deferred compensation and payments from nonqualified plans.

Due to the tax reform legislation, and in particular the repeal of Code Section 162(m) performance-based compensation exemption, compensation that is paid from bonus plans, equity compensation awards and other incentive compensation arrangements will now likely count against the Code Section 162(m) annual $1.0 million limit and therefore it is likely that compensation paid to covered employees which exceeds $1.0 million in a given year will not be tax deductible.

The Compensation Committee believes that certain factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of us and our stockholders. For example, the Compensation Committee may approve compensation, such as discretionary cash bonuses or time-vesting restricted stock awards, that will not meet the Section 162(m) requirements in order to, among other things, enable competitive levels of total compensation of our NEOs.

Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with its overall executive compensation philosophy even if some executive compensation is not fully deductible. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

Alignment of pay with performance

Our executive compensation in 2023 continued to deliver compensation supported by strong, consistent operating and total stockholder return performance. The following charts show CEO total compensation, as disclosed in the Summary Compensation Table (SCT) compared with the value of a $100 investment made in Ensign's stock on December 31, 2018.
*Assumes $100 invested on 12/31/18 in stock in index, including reinvestment of dividends.

Over the last five years, Ensign has delivered sustained growth, increasing total revenue by $2.0 billion, representing a 16.3% compound annual growth rate (CAGR) while our diluted EPS from continuing operations grew by $2.56 from 2018 to $3.65 in 2023, representing a 27.4% CAGR. The value of investment chart only incorporates the value of The Ensign Group, Inc.'s common stock and does not incorporate the value stockholders received in connection with our spin-off of The Pennant Group, Inc. (PNTG) in 2019 or CareTrust REIT, Inc. (CTRE) in 2014.

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of March 21, 2024, other than Messrs. Christopher R. Christensen and Barry R. Port and Ms. Suzanne D. Snapper (for whom biographical information is shown under "Ensign's Board of Directors"). Each executive officer serves at the discretion of the Board and the Chief Executive Officer.

Chad A. Keetch	AGE	Position Held Since
Chief Investment Officer, Executive Vice President and Secretary	46	June 2014

Mr. Keetch assumed the roles of Chief Investment Officer, Executive Vice President, and Secretary on May 30, 2019, overseeing business development, strategic growth, capital markets activities, new business ventures and the management of the company's real estate portfolio. Previously, he held the position of Executive Vice President and Secretary since June 1, 2014 and served as the Company’s Vice President of Acquisitions and Business Legal Affairs and Assistant Secretary from 2010 to 2014. Before joining the company, Mr. Keetch was a transactional attorney at Stoel Rives LLP from September 2008 to March 2010 and at Kirkland & Ellis LLP from September 2005 to September 2008, focusing on private equity, mergers and acquisitions, leveraged buyouts, capital markets transactions, and governance issues. Mr. Keetch earned his B.A. in Economics from Brigham Young University and holds a J.D. and M.B.A. from The Ohio State University.

As the CIO, Mr. Keetch leads the company’s acquisition and growth initiatives and has helped the company’s local leaders grow from 62 skilled nursing facilities in 2010 to over 300 operations, including over 150 real estate purchases. In 2022, Keetch was also appointed to serve as the President of the company’s real estate subsidiary, Standard Bearer Healthcare REIT, Inc., where he continues to drive new opportunities to grow within the company’s real estate business segment. In addition, Keetch plays a key role in the company’s capital markets efforts, including successfully completing and updating several debt transactions with a consortium of lenders and closing on a variety of public and private equity transactions. Keetch was instrumental in the spin-off of Care Trust REIT, Inc. in 2014 and the spin-off of The Pennant Group, Inc. in 2019, which included most of the company’s senior living assets and its home health and hospice business. Keetch, along with the other members of the management team, frequently represents the company with current and prospective investor as well as the company’s research analysts.

Spencer W. Burton	AGE	Position Held Since
President and Chief Operating Officer, Ensign Services, Inc.	45	May 2019

A seasoned executive with nearly two decades of experience in post-acute care, Spencer Burton was appointed as President and Chief Operations Officer on May 30, 2019. Prior to that, he served as president of Pennant Healthcare, Inc., Ensign Services’ Northwest-based portfolio company and served as Executive Director at affiliated operations in California, Texas, and Washington. During his career, Mr. Burton has consistently demonstrated the ability to navigate complex regulatory landscapes and foster a culture of clinical excellence while orchestrating growth. With the unique ability to simplify and optimize operational systems, Mr. Burton exemplifies dedication to improving patient outcomes and staff wellbeing. His academic background includes a B.A. in Economics from Weber State University and J.D. and M.P.A. degrees from Brigham Young University.

PAY RATIO DISCLOSURE

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the SEC adopted a rule requiring U.S. publicly-traded companies to disclose the ratio of the annual total compensation of their principal executive officer ("PEO") to that of their median employee. This disclosure is required to be included in this Proxy Statement and requires that our median employee be selected from all employees, including full-time and part-time employees.

Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. While it is common practice in our industry to outsource non-patient functions such as dietary, housekeeping and laundry, it is the Company's practice to keep these functions in-house. Approximately 55% of our total employees consist of dietary aids, housekeepers, cooks, nursing assistants and maintenance staffs. In particular, it is important to bear in mind that we employ approximately 42,000 employees in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Texas, Utah, Washington and Wisconsin as of December 31, 2023, which will impact the comparability of our PEO pay ratio.

While performing our 2023 pay ratio analysis, we determined that the compensation for our previously identified median employee changed, so we concluded that we should re-identify a new median employee using the calculation set forth below. We performed our 2023 pay ratio analysis using the same methodologies, material assumptions, adjustments and estimates as we used in our pay ratio disclosure for 2022.

We calculated our pay ratio in accordance with the Dodd-Frank Act and Item 402(u) of Regulation S-K promulgated by the SEC, to arrive at a reasonable estimate. Our total employee population as of December 31, 2023 was approximately 31,400, which included all full- and part-time employees and excluded employees on leaves of absence, on-call workers and the workforce at operations that we acquired in 2023. Our on-call employees are not regularly scheduled employees, but rather are only scheduled on an as-needed basis. We have approximately 7,200 employees (approximately 18% of our total workforce) that are on-call. We also excluded approximately 3,700 employees across the operations that we acquired in 2023 (approximately 9% of our total workforce).

We identified our median employee by using total 2023 compensation for all individuals, excluding our PEO, who were employed by us on December 31, 2023. In the case of salaried employees, we annualized the salary of those who joined the Company during 2023. For hourly employees that joined the Company in 2023, we annualized the number of weeks worked to determine a 52-week equivalent compensation. We acknowledge that this may not be representative of the actual hours the employees may work during the year and may represent less than or more than the actual wages these individuals may earn during the year. To identify the employee with the median total annual compensation, as well as to determine the annual total compensation of the median employee, we adopted a variety of methodologies, applied certain exclusions, and made estimates based on our payroll and employment records, in a manner consistent with SEC rules. We used taxable wages from January 1, 2023 to December 31, 2023 to identify the median employee. Using this methodology, we determined that our median employee was a part-time, hourly staff member with total compensation of $45,176. This total compensation figure reflects employment on a part-time hourly basis, for which the number of hours can range between one and 31 hours per week, and does not include the potential bonus that full-time, salaried employees are eligible to receive. The figure also is not necessarily representative of the compensation of other post-acute employees or of our overall compensation practices. The wages of part-time employees cannot be translated into a full-time salary for the calculation of the CEO Pay Ratio in accordance with Regulation S-K promulgated by the SEC.

The Company’s PEO is our Chief Executive Officer, Mr. Port, who has been our Chief Executive Officer since May 2019. Based on an annual total compensation of our median employee for 2023 of $45,176, and annual total compensation for our Chief Executive Officer in 2023 as reported in the “Total” column of our Summary Compensation Table included in this Proxy Statement of $11,045,395, the ratio of our Chief Executive Officer annual total compensation to our median employee’s annual total compensation was computed to be 244 to 1. The "Total" column incorporates salary, 100% presumed vested value of option awards and stock awards granted, non-equity incentive plan compensation and all other compensation.

The SEC's rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in determining the median employee and does not mandate that each public company use the same method. In addition, our compensation philosophy reflects fair pay based on a person's role in the Company, a subjective determination of the market value of that person's job and that person's performance in that position. As a result, the annual total compensation of our median employee is unique to that person and is not an indicator of the annual total compensation of any of our other employees and is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the annual total compensation of our Chief Executive Officer to our median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.

Compensation Committee Report

Our Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions with management, the Compensation Committee recommended to our Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Submitted by Members of the Compensation Committee:
•Swati B. Abbott (Chair)
•Daren J. Shaw
•Barry M. Smith

As provided by SEC Regulation S-K, this Compensation Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2023 by our NEOs. For a discussion of the compensation of our directors, see “Director Compensation”.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)

Christopher R. Christensen	2023	588,519	289,004	830,640	2,294,364	43,665	(4)	4,046,192
Co-Founder, Executive Chairman	2022	571,378	245,451	821,182	2,416,642	37,872		4,092,525
and Chairman of Board	2021	554,736	211,094	740,592	2,241,291	40,155		3,787,868

Barry R. Port	2023	517,734	2,912,522	1,916,248	5,676,027	22,864	(5)	11,045,395
Chief Executive Officer	2022	502,654	438,305	1,718,716	5,338,394	22,694		8,020,763
	2021	488,014	422,187	1,582,525	4,906,503	22,243		7,421,472

Suzanne D. Snapper	2023	427,693	2,758,812	1,670,082	4,913,346	7,234	(6)	9,777,167
Chief Financial Officer	2022	415,236	394,475	1,506,637	4,641,419	6,736		6,964,503
and Executive Vice President	2021	403,142	379,969	1,406,499	4,341,080	2,265		6,532,955

Chad A. Keetch	2023	388,301	2,517,925	1,160,412	3,245,824	8,198	(7)	7,320,660
Chief Investment Officer	2022	376,991	280,515	1,014,219	3,068,614	8,555		4,748,894
and Executive Vice President and Secretary	2021	366,011	253,312	902,276	2,746,018	7,922		4,275,539

Spencer W. Burton	2023	329,212	2,630,349	1,407,393	4,156,633	17,510	(8)	8,541,097
President and Chief Operating Officer,	2022	319,623	280,515	1,174,928	3,720,674	16,988		5,512,728
Ensign Services, Inc.	2021	310,313	253,312	1,056,519	3,392,175	16,827		5,029,146

(1)The annual amounts shown are the amounts of total compensation cost which will be recognized over the five-year vesting period related to options to purchase common stock which were granted during fiscal years 2023, 2022 and 2021, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. These awards are not immediately exercisable and vest over five years. For a discussion of valuation and forfeiture assumptions, see Note 16 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
(2)The annual amounts shown are the amounts of compensation cost which will be recognized over the five-year vesting period related to restricted stock awards which were granted during fiscal years 2023, 2022 and 2021, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 16 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. In addition, a portion of the bonuses paid under the 2023 executive incentive plan to Christopher Christensen, Barry Port, Suzanne Snapper, Chad Keetch and Spencer Burton of $576,260, $1,425,658, $1,234,002, $815,182 and $1,043,993, respectively. In 2022, bonuses were paid to Christopher Christensen, Barry Port, Suzanne Snapper, Chad Keetch and Spencer Burton of $595,502, $1,315,716, $1,143,937, $756,299 and $917,008, respectively, and in 2021, bonuses were paid to Christopher Christensen, Barry Port, Suzanne Snapper, Chad Keetch and Spencer Burton of $535,092, $1,171,525, $1,036,599, $655,676 and $809,919, respectively, was in the form of fully vested stock awards. See further discussion under the heading "Compensation Discussion and Analysis--Principal Economic Elements of Executive Compensation."
(3)The amounts shown in this column constitute the cash bonuses made to certain NEOs. Christopher Christensen, Suzanne Snapper, Barry Port and Chad Keetch participated in our executive incentive program. These awards are discussed in further detail under the heading "Compensation Discussion and Analysis--Principal Economic Elements of Executive Compensation." The amounts shown include any amounts voluntarily deferred under the Deferred Compensation Plan. See Nonqualified Deferred Compensation below.
(4)Consists of term life insurance and accidental death and dismemberment insurance payments of $2,690, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,650 and Deferred Compensation Plan of $4,575, third-party tax service payments of $18,850 and a car allowance of $15,900.
(5)Consists of term life insurance and accidental death and dismemberment insurance payments of $814, a matching contribution to The Ensign Group, Inc. Deferred Compensation Plan of $4,575, third-party tax service payments of $6,475 and a car allowance of $11,000.
(6)Consists of term life insurance and accidental death and dismemberment insurance payments of $1,009 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,650 and Deferred Compensation of $4,575.
(7)Consists of term life insurance and accidental death and dismemberment insurance payments of $588, a matching contribution to The Ensign Group, Inc. Deferred Compensation Plan of $4,575, and third-party tax service payments of $3,035.
(8)Consists of term life and accidental death and dismemberment insurance payments of $485, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,650 and Deferred Compensation Plan of $4,575, and a car allowance of $10,800.

Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards made to our NEOs during 2023.

		All Other Stock Awards: Number of Shares or Stock Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Options and Stock Awards ($)

Name	Grant Date

Christopher R. Christensen	2/7/2023	6,627	(1)	—	—	595,502
	5/18/2023	2,800	(2)	—	—	254,380
	5/18/2023	—		7,000	90.85	289,004	(3)

Barry R. Port	2/7/2023	14,641	(1)	—	—	1,315,716
	2/7/2023	—		12,500	89.86	519,543	(3)
	5/18/2023	5,400	(2)	—	—	490,590
	5/18/2023	—		13,500	90.85	557,364	(3)
	11/2/2023	—		40,000	98.83	1,835,615	(3)

Suzanne D. Snapper	2/7/2023	12,730	(1)	—	—	1,143,937
	2/7/2023	—		12,500	89.86	519,543	(3)
	5/18/2023	4,800	(2)	—	—	436,080
	5/18/2023	—		12,000	90.85	495,435	(3)
	11/2/2023	—		38,000	98.83	1,743,834	(3)

Chad A. Keetch	2/7/2023	8,416	(1)	—	—	756,299
	2/7/2023	—		12,500	89.86	519,543	(3)
	5/18/2023	3,800	(2)	—	—	345,230
	5/18/2023	—		9,500	90.85	392,220	(3)
	11/2/2023	—		35,000	98.83	1,606,162	(3)

Spencer W. Burton	2/7/2023	10,204	(1)	—	—	917,008
	2/7/2023	—		12,500	89.86	519,543	(3)
	5/18/2023	4,000	(2)	—	—	363,400
	5/18/2023	—		10,000	90.85	412,863	(3)
	11/2/2023	—		37,000	98.83	1,697,943	(3)

(1)Represents the number of shares of our common stock awarded in lieu of a cash bonus payable under our executive incentive plan for 2022 performance. These shares were fully vested on the grant date in February 2023. The value of these shares is included in the 2022 Executive Compensation bonus pool which is already disclosed in the Summary Compensation Table.
(2)Represents the number of restricted stock awards granted under our 2022 Plan, which will vest in five equal installments on the first five anniversaries of the grant date.
(3)The options amounts shown are the aggregate fair value of the stock option awards which were granted under our 2022 Plan in fiscal year 2023, which will be recognized over a five-year vesting period, as a result of adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. These awards are not immediately exercisable and vest over five years. For a discussion of valuation and forfeiture assumptions, see Note 16 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Outstanding Equity Awards at Fiscal Year-End
The following table lists the outstanding equity incentive awards held by our NEOs as of December 31, 2023.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un- exercisable	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	(#)(1)	(#)(1)	($)	Date	(#)	($)(2)

Christopher R. Christensen	3,539	—	15.80	5/25/2027	—	—
	18,877	4,720	45.34	5/30/2029	1,600	179,536
	3,000	2,000	44.84	5/28/2030	800	89,768
	2,500	3,750	82.20	5/27/2031	1,500	168,315
	1,400	5,600	80.60	5/26/2032	2,240	251,350
	—	7,000	90.85	5/18/2033	2,800	314,188

Barry R. Port	10,618	—	21.39	7/30/2025	—	—
	5,899	—	15.93	8/31/2026	—	—
	9,438	—	15.80	5/25/2027	—	—
	15,102	3,775	45.34	5/30/2029	1,280	143,629
	3,000	2,000	44.84	5/28/2030	800	89,768
	5,000	7,500	82.20	5/27/2031	3,000	336,630
	2,500	10,000	80.60	5/26/2032	4,000	448,840
	—	12,500	89.86	2/7/2033	—	—
	—	13,500	90.85	5/18/2033	5,400	605,934
	—	40,000	98.83	11/2/2033	—	—

Suzanne D. Snapper	10,618	—	21.39	7/30/2025	—	—
	8,258	—	15.93	8/31/2026	—	—
	8,258	—	15.80	5/25/2027	—	—
	14,158	3,539	45.34	5/30/2029	1,200	134,652
	3,000	2,000	44.84	5/28/2030	800	89,768
	4,500	6,750	82.20	5/27/2031	2,700	302,967
	2,250	9,000	80.60	5/26/2032	3,600	403,956
	—	12,500	89.86	2/7/2033	—	—
	—	12,000	90.85	5/18/2033	4,800	538,608
	—	38,000	98.83	11/2/2033	—	—

Chad A. Keetch	10,618	—	21.39	7/30/2025	—	—
	8,258	—	15.93	8/31/2026	—	—
	8,258	—	15.80	5/25/2027	—	—
	9,438	2,360	45.34	5/30/2029	800	89,768
	3,000	2,000	44.84	5/28/2030	800	89,768
	3,000	4,500	82.20	5/27/2031	1,800	201,978
	1,600	6,400	80.60	5/26/2032	2,560	287,258
	—	12,500	89.86	2/7/2033	—	—
	—	9,500	90.85	5/18/2033	3,800	426,398
	—	35,000	98.83	11/2/2033	—	—

Spencer W. Burton	10,618	—	21.39	7/30/2025	—	—
	5,899	—	16.60	5/26/2026	—	—
	5,899	—	15.93	8/31/2026	—	—
	4,719	—	15.80	5/25/2027	—	—
	4,719	—	22.49	2/16/2028	—	—
	9,438	—	31.03	5/31/2028	—	—
	14,158	3,539	45.34	5/30/2029	1,200	134,652
	6,000	4,000	44.84	5/28/2030	1,600	179,536
	3,000	4,500	82.20	5/27/2031	1,800	201,978
	1,600	6,400	80.60	5/26/2032	2,560	287,258
	—	12,500	89.86	2/7/2033	—	—
	—	10,000	90.85	5/18/2033	4,000	448,840
	—	37,000	98.83	11/2/2033	—	—

(1)Options vest in equal annual installments (20% each year) over a five-year term on the anniversary of the date of grant with the exercised portion of partially exercised options vesting prior to the unexercised portion of such options.
(2)The market value of these shares at December 31, 2023 was $112.21.

Option Exercises and Stock Vested

The following table provides information for our NEOs about options that were exercised and restricted stock that vested in 2023.

	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value Realized on vesting ($)(2)

Name

Christopher R. Christensen	—	—	17,687	1,574,106

Barry R. Port	—	—	23,321	2,083,234

Suzanne D. Snapper	173,013	15,205,206	22,130	1,975,416

Chad A. Keetch	36,263	3,183,230	15,856	1,414,487

Spencer W. Burton	5,899	547,378	14,404	1,288,869

(1)The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is the closing price of our common stock on the date of exercise. Shares exercised were granted with grant dates from 2014 to 2015.
(2)The value realized on the vesting of restricted stock awards is equal to the number of shares vested multiplied by the market price of our common stock. The market price is the closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation

During fiscal year 2019, the Company implemented non-qualified deferred compensation plan (the DCP) that was effective in 2019 for certain executives. The plan was then offered to other highly compensated employees, which went into effect on January 1, 2020. These individuals are otherwise ineligible for participation in the Company's 401(k) plan. The DCP allows participating employees to defer the receipt of a portion of their base compensation and certain employees up to 100% of their eligible bonuses. At the participant’s election, payments can be deferred until a specific date at least one year after the year of deferral or until termination of employment and can be paid in a lump sum or in up to ten annual installments. Separate deferral elections can be made for each year, and in limited circumstances, such as, financial hardship event, existing payment elections may be changed. The amounts deferred are credited with earnings and losses based upon the actual performance of the deemed investments selected by the participant. The rate of return for each participant varies depending on the specific investment elections made by the participant. Additionally, the plan allows for the employee deferrals to be deposited into a rabbi trust and the funds are generally invested in individual variable life insurance contracts owned by us that are specifically designed to informally fund savings plans of this nature.

The following table shows contributions and earnings during fiscal year 2023 and the account balances as of December 31, 2023, for our NEOs under the deferred compensation plan. All of the contributions that are reported in the table below were already included in the Summary Compensation Table.

	Executive Contributions in 2023 ($)(1)	Company Contribution in 2023 ($)	Aggregate Gains in 2023 ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at December 31, 2023 ($)

Name

Christopher R. Christensen	125,601	4,575	679,458	—	6,581,605	(2)

Barry R. Port	1,107,603	4,575	391,945	—	4,486,989	(3)

Suzanne D. Snapper	1,146,948	4,575	383,651	—	4,197,743	(4)

Chad A. Keetch	649,165	4,575	118,807	—	2,614,852	(5)

Spencer W. Burton	1,203,317	4,575	528,286	—	5,032,437	(6)

(1) These amounts are included in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table for fiscal 2023, which is in the year earned but contributed in the deferred compensation plan in the year paid. Executive contributions also include 401(k) plan restoration contributions made by participants, which are not included in the Summary Compensation Table.
(2) $1,208,321 and $1,120,645 of this amount was reported as bonus compensation to Mr. Christensen in the Summary Compensation Table for fiscal years 2022 and 2021, respectively.
(3) $1,073,839 and $944,520 of this amount was reported as bonus compensation to Mr. Port in the Summary Compensation Table for fiscal years 2022 and 2021, respectively.
(4) $1,070,355 and $995,270 of this amount was reported as bonus compensation to Ms. Snapper in the Summary Compensation Table for fiscal year 2022 and 2021, respectively.
(5) $613,723 and $549,204 of this amount was reported as bonus compensation to Mr. Keetch in the Summary Compensation Table for fiscal years 2022 and 2021, respectively.
(6) $913,270 and $946,087 of this amount was reported as bonus compensation to Mr. Burton in the Summary Compensation Table for fiscal years 2022 and 2021, respectively.

Change-in-Control and Severance Disclosure

We have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our NEOs, changes in their compensation or a change in control. However, the administrator of our equity incentive plans has the authority to accelerate the vesting of options and restricted stock, in certain circumstances, subject to the terms of the plans.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Ms. Swati B. Abbott and Messrs. Daren J. Shaw and Barry M. Smith. None of the members of our Compensation Committee at any time has been one of our officers or employees. None of our executive officers currently serves, or during 2023 has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers on our Board or Compensation Committee.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (the "PvP Rules"), we are providing the following: (1) tabular compensation and performance disclosure for 2020, 2021, 2022 and 2023; (2) an unranked list of three performance measures that the Company considers to be its most important measures used to align compensation actually paid to the NEOs for 2023 to Company performance, and (3) additional disclosure relative to the relationship between the "Compensation Actually Paid" ("CAP") set forth in the Pay versus Performance ("PvP") Table and each of the performance metrics set forth in the PvP Table and between the Company's and the Peer Group TSR in each case over from 2020 to 2023.

Pursuant to the PvP Rules, the PvP Table (set forth below) is required to include, for each year, the CAP for the PEO and the average CAP for non-PEO NEOs. CAP represents a new calculation of compensation that differs significantly from the Summary Compensation Table ("SCT") calculation of compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the Compensation Discussion and Analysis. For example, the CAP calculation for a given year includes the change in fair value of multiple years of equity grants that are outstanding and unvested during the year, whereas the Summary Compensation Table calculation includes only the grant date fair value of equity awards that are granted during the year. These differences result in a CAP calculation that may be higher or lower than the corresponding Summary Compensation Table calculation, and that also may be more significantly impacted by changes in stock price. It is also important to note that outstanding equity awards may be represented in more than one year of the PvP Table. Equity grants constitute a meaningful portion of compensation for the PEO and NEOs. The value of equity grants will not be realized before the applicable restriction periods and the ultimate value of such awards is subject to changes in stock price and ultimate exercise decisions of the individual participants.

Pay versus Performance Table

	SCT Total for PEO ($)(1)(b)	CAP to PEO ($)(2)(c)	Average SCT Total for Non-PEO NEOs ($)(3)(d)	Average CAP to Non-PEO NEOs ($)(4)(e)	Value of Initial Fixed $100 Investment based on:		Net income ($ in 000s) (7)(h)	Adjusted EBT ($ in 000s) (8)(i)
Year (a)					Total Stockholder Return ($)(5)(f)	Peer Total Stockholder Return ($)(6)(g)

2023	11,045,395	9,700,462	7,421,279	6,507,428	250.09	114.10	209,399	365,310

2022	8,020,763	8,001,750	5,329,663	5,377,792	210.40	87.81	224,681	314,608

2021	7,421,472	7,480,916	4,906,377	5,107,759	186.25	103.32	194,652	280,373

2020	6,517,328	7,486,367	4,141,230	5,393,718	161.37	98.69	170,478	233,992

(1)The dollar amounts reported in column (a) represent the amounts of total compensation for our PEO, for each corresponding year in the "Total" column of the Summary Compensation Table. Refer to "Summary Compensation Table" in the proxy statement.
(2)The dollar amounts reported in column (b) represent the amount of CAP to our PEO, as computed in accordance with PvP Rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Port during the applicable year. In accordance with PvP Rules, the following adjustments were made to our PEO's total compensation for each year to determine our PEO's CAP:

	SCT Total for PEO ($)	Equity Deductions from SCT Total ($)(a)	Equity Additions to SCT Total ($)(b)	Pension Additions to SCT Total ($)	CAP ($)
Year

2023	11,045,395	(4,828,770)	3,483,837	N/A	9,700,462

2022	8,020,763	(2,157,021)	2,138,008	N/A	8,001,750

2021	7,421,472	(2,004,712)	2,064,156	N/A	7,480,916

2020	6,517,328	(1,269,837)	2,238,876	N/A	7,486,367

a.The amounts in this column represent the grant date fair value of equity-based awards granted during each year. Pursuant to the requirements of Item 402(c)(2)(v) and (vi) of Regulation S-K, the Summary Compensation Table is required to include only those equity awards granted during the particular year. These equity awards are generally made in the second quarter of the year. In addition, awards are issued in the first quarter based on the executive bonus pool.
b.The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

	Year End Fair Value of Current Year Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Equity Additions to SCT Total ($)
Year

2023	1,708,869	569,448	1,315,716	(113,903)	—	3,708	3,483,837

2022	648,175	354,762	1,171,525	(40,726)	—	4,272	2,138,008

2021	441,800	367,555	1,095,015	155,053	—	4,733	2,064,156

2020	286,240	1,153,160	791,867	2,189	—	5,420	2,238,876

(3)The dollar amounts reported in column (c) represent the average of the amounts reported for the Company's NEOs as a group, excluding our PEO, who has served as our CEO since May 2019, for each corresponding year in the "Total" column of the Summary Compensation Table. The names of each of the NEOs (excluding our PEO) included for purposes of calculating the average amounts in each of the years presented are Christopher R. Christensen, Suzanne D. Snapper, Chad A. Keetch and Spencer W. Burton.
(4)The dollar amounts reported in column (d) represent the average amount of CAP to the NEOs as a group (excluding Mr. Port) as computed in accordance with PvP Rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Port) during the applicable year. In accordance with PvP Rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Port) for each year to determine the CAP, using the same methodology described above in Note 2:

	Average SCT Total for Non-PEO NEOs ($)	Equity Deductions from Average SCT Total ($)	Equity Additions to Average SCT Total ($)(a)	Pension Additions to Average SCT Total ($)	CAP ($)
Year

2023	7,421,279	(3,316,154)	2,402,304	N/A	6,507,428

2022	5,329,663	(1,429,481)	1,477,610	N/A	5,377,792

2021	4,906,377	(1,300,893)	1,502,275	N/A	5,107,759

2020	4,141,230	(876,001)	2,128,489	N/A	5,393,718

a.The amounts deducted or added in calculating the total average equity award adjustments are as follows:

	Year End Fair Value of Current Year Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Equity Additions to SCT Total ($)
Year

2023	1,215,080	433,919	853,187	(102,828)	—	2,946	2,402,304

2022	444,000	314,460	759,322	(43,919)	—	3,747	1,477,610

2021	287,170	385,522	657,473	167,599	—	4,511	1,502,275

2020	357,800	1,183,431	573,878	8,070	—	5,310	2,128,489

(5)Cumulative TSR reported in column (f) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company's share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.
(6)Peer TSR reported in column (g) is the weighted peer group TSR, weighted according to the respective companies' stock market capitalization at the beginning of each period for which a return is indicated. The current composition of our peer group is as follows: Amedysis, Inc., CareTrust REIT Inc., Encompass Healthcare Corp., LTC Properties, Inc., National Healthcare Corporation, National Health Investors, Inc., Omega Healthcare Investors, Inc., Select Medical Holdings Corp. and Welltower Inc.
(7)The dollar amounts reported in column (h) represent the amount of GAAP Net Income reflected in the Company's audited financial statements for the applicable year.
(8)Adjusted annual earnings before provision for income taxes (EBT) reported in column (i) is defined at page 20 of this proxy statement, under "Compensation Discussion and Analysis". While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBT is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link CAP to the Company’s NEOs, for the most recently completed fiscal year, to company performance. We have included the Adjusted EBT financial measure (which is a non-Generally Accepted Accounting Principles (GAAP) financial metric) in our proxy statement as we believe that this measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and its investors in analyzing our ongoing business and operating performance. Consequently, we use this non-GAAP financial measure as an indicator of business performance, as well as for operational planning and decision-making purposes. As disclosed on page 22, management recommended and the Compensation Committee approved additional adjustments to Adjusted EBT when arriving at the 2023 Bonus Pool. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Pay versus Performance Table

As described in further detail in the Compensation Discussion and Analysis set forth in this proxy statement, the Company's executive compensation program is designed to be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis. The “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential and is correlated to factors that directly and indirectly influence stockholder value.

The three performance measures listed below represent an unranked list of the "most important" performance measures that the Company used to align CAP to the NEOs for 2023 and company performance. While these financial measures are the most important measures the company used to align CAP to the NEOs for 2023 and company performance, additional financial and other factors were also used to align pay and performance, as further described in the Compensation Discussion and Analysis section of this proxy statement.

The most important performance measures are:

•Adjusted EBT
•Adjusted EBITDA
•Adjusted EBITDAR

A reconciliation for Adjusted EBT, Adjusted EBITDA and Adjusted EBITDAR are provided within our Annual Report on Form 10-K and press release in our Form 8-K, both filed with the SEC on February 1, 2024.

Relationship Between CAP and Financial Performance

In accordance with PvP Rules, the Company is providing the following descriptions of the relationships between information presented in the PvP Table.

Compensation Actually Paid and Net Income
The following graphs depict the relationship between Net Income and CAP to the Company's PEO and the NEOs, respectively.
Compensation Actually Paid and Adjusted EBT
The following graphs depict the relationship between Adjusted EBT and CAP to the Company's PEO and the NEOs, respectively.
Compensation Actually Paid and Adjusted EBITDA
The following graphs depict the relationship between Adjusted EBITDA and CAP to the Company's PEO and the NEOs, respectively.

Compensation Actually Paid and Adjusted EBITDAR
The following graphs depict the relationship between Adjusted EBITDAR and CAP to the Company's PEO and the NEOs, respectively.

Compensation Actually Paid and TSR
The following graphs depict the relationship between the value of an initial $100 investment in ENSG on December 31, 2019 based on TSR compared to the CAP and SCT pay for the Company's PEO and NEOs, respectively.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about equity awards under all of our equity compensation plans as of December 31, 2023:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation for the 2007 Plan approved by security holders	477,254	$16.75	—	(1)
Equity compensation for the 2017 Plan approved by security holders	2,127,439	$53.07	—	(2)
Equity compensation for the 2022 Plan approved by security holders	1,386,475	$93.13	1,454,426	(3)
Total	3,991,168	$62.65	1,454,426

(1)The 2007 Plan was retired during the second quarter of 2017.
(2)The 2017 Plan was retired during the second quarter of 2022.
(3)Represents the number of shares that remained available for issuance under the 2022 Plan as of December 31, 2023. As of March 21, 2024, 1,098,387 shares remained available for issuance under the 2022 Plan.

Proposal 4:
Advisory Vote on Named Executive Officer Compensation

Recommendation of the Board:	FOR	✓
The Dodd-Frank Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

For example:

•We discourage excessive risk-taking by our employees by establishing compensation policies and programs that balance short-term incentives with long-term growth.
•Bonuses are based on multiple performance metrics that are consistent with our long-term goals. In particular, annual bonuses are based on the achievement of certain financial performance goals tied to our overall performance and individual performance goals include succession planning, culture of the organization, strategic organizational development and development of the leadership team throughout the organization. We believe that this balanced approach discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health.
•Management or the Compensation Committee, as applicable, generally has discretion to adjust annual incentive compensation upward or downward for quality of performance and other factors other than our financial performance. The Compensation Committee can award bonuses that are less than the bonus amount resulting from the predetermined formula it establishes as a result of not achieving our goals regarding clinical performance and, governance objectives, and allocate such award bonuses it to other members of management.
•Our long-term equity incentive awards are designed to directly align the interests of our employees with long-term stockholder interests. We encourage long-term performance by our executives and employees at every level in the organization through the use of stock-based awards with five year vesting schedules. We believe that long-term performance is achieved through an ownership culture and that equity incentive awards reward performance without incentivizing inappropriate risk-taking.
•We have a policy for allocating executive bonus compensation between cash and non-cash compensation. Under this policy, if the total executive pool is greater than the then-applicable stated amount, for every dollar greater than the stated amount, 75% of the incentive will be paid in cash and 25% will be paid in fully vested restricted stock awards.
•Compliance team members perform frequent financial reviews on operational results in accordance with the OIG prescribed compliance program.
•We have a Clawback Policy that provides for the recovery of the amount of erroneously awarded incentive-based compensation received by executive officers when the Company is required to prepare an accounting restatement, subject to limited exceptions in accordance with the Nasdaq requirements.
•We have specific governance performance goals, which include succession-planning and establishing a team made up of members of the Board.
•We periodically benchmark our compensation programs and overall compensation structure with other public companies.
•Our Compensation Committee oversees our compensation policies and practices and is responsible for reviewing and approving compensation of our executive officers. Additionally, these policies and practices are reviewed by our compliance team.

The vote is advisory, which means that, while the vote is required by law, the vote is not binding on the Company, our Board or the Compensation Committee. However, the Compensation Committee of our Board will take into account the outcome of the advisory vote when considering future executive compensation decisions.

We are currently conducting this advisory vote, commonly known as a "say-on-pay" vote, every year.

Accordingly, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company's Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2023 Summary Compensation Table and the other related tables and disclosure.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 21, 2024 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our NEOs, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following March 21, 2024 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 56,904,585 shares of common stock outstanding as of March 21, 2024. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class

Named Executive Officers And Directors:
Christopher R. Christensen(2)	1,210,739	2.1%
Barry R. Port(3)	253,716	*
Suzanne D. Snapper(4)	371,466	*
Chad A. Keetch(5)	137,143	*
Spencer W. Burton(6)	119,564	*
Daren J. Shaw(7)	35,838	*
Barry M. Smith	30,875	*
Ann S. Blouin	19,477	*
Swati B. Abbott	15,317	*
John Agwunobi	4,375	*
All Executive Officers and Directors as a Group (10 Persons)(8)	2,198,510	3.9%
Five Percent Stockholders:
Blackrock, Inc.(9)	10,032,584	17.6%
The Vanguard Group(10)	6,621,886	11.6%
Wasatch Advisors, Inc.(11)	4,531,698	8.0%

* Indicates Less than 1%
(1)Includes shares of restricted stock that have vested for the NEOs. All restricted stock awards granted to the Board are treated as outstanding as all unvested restricted stock grants will become fully vested on the date any such non-employee director ceases serving on the Board unless such director is removed for cause. Restricted stock may not be disposed of until vested and is subject to repurchase by us upon termination of service to us. We do not treat restricted stock awards as outstanding until such shares have vested, except for the Board.
(2)Represents 839,478 shares held by Hobble Creek Investments, LLC, of which Christopher Christensen is the sole member, 20,468 shares held by Mr. Christensen directly, stock options to purchase 30,716 shares of common stock that are currently exercisable by Mr. Christensen or exercisable within 60 days after March 21, 2024, 169,677 held by The Christensen, Christopher & Claudia Trust for which Christopher is trustee; 147,400 held by the The Christopher R. Christensen 2020 Irrevocable Trust for which the sole trustee is Mr. Christensen's spouse, and 3,000 shares held by Mr. Christensen's former spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Christensen's former spouse holds voting and investment power over the shares held for their children.
(3)Represents 101,611 shares held by the Barry and Michelle Port Trust dated January 12, 2011, 95,348 shares held by Mr. Port directly and includes stock options to purchase 56,757 shares of common stock that are currently exercisable or exercisable within 60 days after March 21, 2024.
(4)Represents 59,015 shares held by the Eric and Suzanne Snapper Family Trust, 256,509 shares held by Ms. Snapper directly and includes stock options to purchase 55,942 shares of common stock that are currently exercisable or exercisable within 60 days after March 21, 2024.
(5)Represents 88,571 shares held by Mr. Keetch directly and includes stock options to purchase 48,572 shares of common stock that are currently exercisable or exercisable within 60 days after March 21, 2024.
(6)Represents 49,014 shares held by Mr. Burton directly and includes stock options to purchase 70,550 shares of common stock that are currently exercisable or exercisable within 60 days after March 21, 2024.
(7)Includes stock options to purchase 4,463 shares of common stock that are currently exercisable or exercisable within 60 days after March 21, 2024.
(8)Includes stock options to purchase an aggregate of 267,000 shares of common stock that are currently exercisable or exercisable within 60 days after March 21, 2024.
(9)Represents beneficial ownership as of December 31, 2023 as reported on Schedule 13G/A filed by Blackrock, Inc. on January 19, 2024, which indicates that Blackrock, Inc. has sole voting power with respect to 9,570,624 shares of common stock and sole dispositive power with respect to 10,032,584 shares of common stock. The business address of Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001.
(10)Represents beneficial ownership as of December 31, 2023 as reported on Schedule 13G/A filed by The Vanguard Group on February 13, 2024, which indicates that The Vanguard Group has shared voting power with respect to 100,109 shares of common stock, sole dispositive power with respect to 6,461,741 shares of common stock, and shared dispositive power of 160,145 shares of common stock. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern PA 19355.
(11)Represents beneficial ownership as of December 31, 2023 as reported on Schedule 13G/A filed by Wasatch Advisors, Inc. on February 9, 2024, which indicates that Wasatch Advisors, Inc. has sole voting power and sole dispositive power with respect to 4,531,698 shares of common stock. The business address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, Utah 84108.

DELINQUENT SECTION 16(a) REPORTS
Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based on our review of reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for fiscal year 2023 were complied with by each person who at any time during the 2023 fiscal year was a director or an executive officer or held more than 10% of our common stock, except for the following: two late Form 4 filings in connection with one bona fide gift made by Mr. Spencer W. Burton and one bona fide gift made by Ms. Suzanne D. Snapper.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2023, there has not been, nor is there any proposed transaction in which we were or will be a party, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in "Executive Compensation" section and the transactions described below.

Family Relationships

Clayton Christensen is the brother of our Executive Chairman and Chairman of the Board, Christopher R. Christensen. Mr. Clayton Christensen has served as our Chief Human Capital Officer since September 2016. As Chief Human Capital Officer, Mr. Clayton Christensen is responsible for our recruiting and retention programs as well as our training and professional growth program, a key element of our talent-driven management approach. From January 1, 2023 through December 31, 2023, Mr. Clayton Christensen earned a total cash compensation of $996,061. Total compensation included a bonus of $700,000, which was earned in 2023. On May 18, 2023, we granted Mr. Clayton Christensen 1,200 restricted stock awards with a fair value of $90.85 per share, that vests over a five-year period from the grant date for aggregate stock compensation of $109,020. Additionally, we granted him 3,000 and 12,500 stock options on May 18, 2023 and November 2, 2023.

Ryan Ross is the brother-in-law of our Chief Investment Officer, Chad A. Keetch. Mr. Ryan Ross has served as the Executive Director to one of our independent operating subsidiaries since April 2021. As Executive Director, Mr. Ryan Ross is responsible for managing the operations of the independent operating subsidiary in order to provide excellent patient care. His responsibilities include coordinating and providing leadership to the clinical, managerial and custodial teams. From January 1, 2023 through December 31, 2023, Mr. Ryan Ross earned a total compensation of $229,305. Total cash compensation included a bonus of $111,126, which was earned in 2023. On August 24, 2023, we granted Mr. Ryan Ross 400 restricted stock awards with a fair value of $97.32 per share that vests over a five-year period from the grant date for aggregate stock compensation of $38,928. Additionally, we granted him 1,000 stock options on August 24, 2023.

Corwin Lewis is the brother-in-law of our Chief Operating Officer, Spencer W. Burton. Mr. Corwin Lewis has served as our Market Leader of Emerald Healthcare, Inc., Ensign Services’ Midwest-based portfolio company since June 2021. As Market Leader, Mr. Corwin Lewis's responsibilities include providing leadership to the local executives directors, clinical, managerial and custodial teams. From January 1, 2023 through December 31, 2023, Mr. Corwin Lewis earned a total compensation of $439,131. Total cash compensation included a bonus of $250,000, which was earned in 2023. On August 24, 2023, we granted Mr. Corwin Lewis 800 restricted stock awards with a fair value of $97.32 per share that vests over a five-year period from the grant date for aggregate stock compensation of $77,856. Additionally, we granted him 2,000 and 5,000 stock options on August 24, 2023 and November 2, 2023.

Jacque Holladay is the mother-in-law of our Chief Executive Officer, Barry R. Port. Ms. Jacque Holladay has served as our Leave of Absence Resource to our Service Center since October 2021. From January 1, 2023 through December 31, 2023, Ms. Jacque Holladay earned a total compensation of $120,661. Total cash compensation included a bonus of $17,000, which was earned in 2023.

Indemnification Provisions

We have entered into indemnification agreements with each of our directors, officers and certain key employees. These indemnification agreements, along with our Certificate of Incorporation and Bylaws, require us to indemnify such persons to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

Our Audit Committee does and will continue to review potential conflict of interest situations and any future proposed transaction, or series of transactions, with related persons on an ongoing basis, and either approve or disapprove each reviewed transaction or series of related transactions with related persons. On August 14, 2007, we adopted a written policy and set of procedures with respect to related person transactions (the "Related Person Transaction Policy"), which includes specific provisions for the approval of related person transactions. Pursuant to the Related Person Transaction Policy, a "related person transaction" is defined as a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest therein. Related person transactions include any existing or currently proposed transaction or series of similar transactions for which disclosure under Item 404(a) of SEC Regulation S-K is mandated. The term “related person” under SEC rules means, at the applicable time, (a) any director or executive officer of the Company, (b) any nominee to the Board of Directors, (c) any beneficial owner of more than 5% of Ensign stock, and (d) any immediate family member (as defined by SEC rules) of any of those directors, executive officers, nominees, or beneficial owners. An indirect material interest can arise from a related person’s position or relationship with a firm, corporation, or other entity that engages in a transaction with the Company).

In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the Chair of our Audit Committee, whereupon the Chair of our Audit Committee will report to the Audit Committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions, pursuant to the Related Person Transaction Policy, the Audit Committee, or its Chair, considers all information that the Audit Committee, or its Chair, believes to be relevant and important to a review of the transaction and approves only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the Audit Committee or its Chair. Pursuant to the Related Person Transaction Policy, these facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the Related Person Transaction Policy, no member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.
In accordance with the Related Person Transaction Policy, the Audit Committee has reviewed and approved the compensation payable to Clayton Christensen, Ryan Ross, Corwin Lewis and Jacque Holladay. For additional information see “Certain Relationships and Related Party Transactions – Family Relationships” above.
There has been no transaction since January 1, 2023 that is required to be reported under Item 404(a) but that did not require review and approval or ratification under the Related Person Transaction Policy or for which the Related Person Transaction Policy was not followed.

STOCKHOLDER PROPOSALS
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Stockholder proposals pursuant to Rule 14a-8 that are intended to be presented at our 2025 Annual Meeting of Stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 6, 2024, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal or a nomination for director to be presented at the annual meeting is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders. In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2025 Annual Meeting of Stockholders, it should be properly submitted to the corporate Secretary no earlier than February 15, 2025 and no later than March 17, 2025. However, in the event that no annual meeting of stockholders was held in the previous year or the annual meeting of stockholders is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day prior to such annual meeting of stockholders and not later than the close of business on the 60th day prior to such annual meeting of stockholders, or not later than the close of business on the 10th day following the date on which we publicly disclose the date of the annual meeting of stockholders, whichever occurs first. In addition to satisfying the requirements under our Bylaws with respect to advance notice of any director nomination, any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 for the 2024 annual meeting of stockholders must provide the required notice of intent to solicit proxies to the Corporate Secretary at the address below no later than March 17, 2025.

Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2025 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 19, 2025, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 19, 2025, and the matter nonetheless is permitted to be presented at the 2025 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chair of the 2024 Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the 2024 Annual Meeting. If any other matters should properly come before the 2024 Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the proxy provided and date, sign, and return it promptly. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION
We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains a website that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this Proxy Statement, is not considered proxy solicitation material and is not incorporated by reference herein.

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability of Proxy Materials, 2023 Form 10-K, and Proxy Statement until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces our printing costs and postage fees. Stockholders who participate in householding will continue to have access to and may utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to receive a separate copy of our Notice of Internet Availability, 2023 Form 10-K, or Proxy Statement, please submit a request to our Secretary, at our principal executive offices at 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675, and we will promptly send such materials to you at no cost. You may also contact our Secretary at the address above if you receive multiple copies of our proxy materials and you would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings. Beneficial owners can request information about householding from their bank, broker, or other nominee.
A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2023 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON FEBRUARY 1, 2024, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO MR. CHAD A. KEETCH, SECRETARY, THE ENSIGN GROUP, INC., 29222 RANCHO VIEJO ROAD, SUITE 127, SAN JUAN CAPISTRANO, CALIFORNIA 92675. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

Appendix A

CERTIFICATE OF AMENDMENT
TO THE FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
THE ENSIGN GROUP, INC.

The Ensign Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.The name of the corporation is The Ensign Group, Inc. (the “Corporation”).

2.The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended, in the sections noted below, as follows:

A.The first sentence of Article V is hereby amended and restated in its entirety to read as follows:

“The number of directors to constitute the whole board of directors shall be such number (not less than four nor more than nine) as shall be fixed from time to time by resolution of the board of directors adopted by such vote as may be required in the bylaws.”

3.The foregoing amendment to the Corporation’s Fifth Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.The foregoing amendment to the Corporation’s Fifth Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

A-1

PROXY CARD
THE ENSIGN GROUP, INC.
29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675
ANNUAL MEETING OF STOCKHOLDERS, THURSDAY, MAY 16, 2024
(This Proxy is Solicited on Behalf of the Board of Directors)
The undersigned hereby appoints Barry R. Port and Chad A. Keetch, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Ensign Group, Inc. held of record by the undersigned on March 21, 2024 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at Ensign's Southland Care Center facility, located 11701 Studebaker Road, Norwalk, California 90650 at 10:00 a.m. PDT, on Thursday, May 16, 2024 and at any adjournments or postponements thereof. Directions to the facility in order to attend the Annual Meeting may be obtained by calling (949) 487-9500. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2023 which were furnished with this proxy.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
MEETING TO BE HELD ON MAY 16, 2024:
THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT
HTTP://WWW.PROXYVOTE.COM
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the two named director nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4.

1.ELECTION OF CLASS II DIRECTORS EACH FOR A THREE-YEAR TERM as follows:

NOMINEE: Christopher R. Christensen             ☐ FOR     ☐ AGAINST     ☐ ABSTAIN

NOMINEE: Daren J. Shaw                ☐ FOR     ☐ AGAINST     ☐ ABSTAIN

2.APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE SIZE OF THE BOARD OF DIRECTORS TO NINE FROM EIGHT.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN

3.RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.
☐ FOR     ☐ AGAINST     ☐ ABSTAIN

4.APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

☐ FOR     ☐ AGAINST     ☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof, provided that discretionary voting on such other matters is permitted by applicable rules and regulations.

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS         ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                 ☐

Share:

Name:		Acct #:

Address:

Signature

	Signature	Date:

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
BY USING THE ENCLOSED ENVELOPE.